EXECUTION VERSION

Published CUSIP Number: 97415PAD1
Revolving Credit CUSIP Number: 97415PAE9
Term Loan CUSIP Number: 97415PAF6

$250,000,000
CREDIT AGREEMENT
dated as of January 30, 2018
by and among

WINGSTOP INC.,
as Borrower,
the Subsidiaries of the Borrower party hereto,
as Guarantors

the Lenders referred to herein,
as Lenders,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and
Issuing Lender

CITIZENS BANK, NATIONAL ASSOCIATION,
as Syndication Agent
FIFTH THIRD BANK,
as Documentation Agent
WELLS FARGO SECURITIES, LLC,
CITIZENS BANK, NATIONAL ASSOCIATION,
and
FIFTH THIRD BANK,
as Joint Lead Arrangers and
Joint Book Runners

CID#: 000028941

i

EXHIBITS
Exhibit A-1    -    Form of Revolving Credit Note
Exhibit A-2    -    Form of Term Loan Note
Exhibit B    -    Form of Notice of Borrowing
Exhibit C    -    Form of Notice of Account Designation
Exhibit D    -    Form of Notice of Prepayment
Exhibit E    -    Form of Notice of Conversion/Continuation
Exhibit F    -    Form of Officer’s Compliance Certificate
Exhibit G    -    Form of Assignment and Assumption
SCHEDULES
Schedule 1.1    -    Commitments
Schedule 7.2    -    Subsidiaries and Capitalization
Schedule 7.6    -    Tax Returns and Payments
Schedule 7.7    -    Intellectual Property Matters
Schedule 7.9    -    ERISA Plans
Schedule 7.13    -    Labor and Collective Bargaining Agreements
Schedule 7.17    -    Real Property
Schedule 7.23    -    Inactive Companies
Schedule 9.1    -    Existing Indebtedness
Schedule 9.2    -    Existing Liens
Schedule 9.3    -    Existing Loans, Advances and Investments
Schedule 9.7    -    Transactions with Affiliates

v

CREDIT AGREEMENT, dated as of January 30, 2018 by and among WINGSTOP INC., a Delaware corporation, as Borrower, the Guarantors (as defined herein), the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
The Borrower has requested, and, subject to the terms and conditions hereof, the Administrative Agent and the Lenders have agreed, to provide certain credit facilities to the Borrower on the terms and conditions of this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions.
The following terms when used in this Agreement shall have the meanings assigned to them below:
“2018 Dividend Payment” means a series of dividends or other distributions made to the holders of the Capital Stock of the Borrower on or after the Closing Date in an aggregate amount not to exceed $95,000,000.
“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.
“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c).
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Credit Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Leverage Ratio:

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	LIBOR +	Base Rate +
I	Less than 3.50 to 1.00	0.35%	1.75%	0.75%
II	Greater than or equal to 3.50 to 1.00, but less than 4.00 to 1.00	0.375%	2.00%	1.00%
III	Greater than or equal to 4.00 to 1.00, but less than 4.50 to 1.00	0.40%	2.25%	1.25%
IV	Greater than or equal to 4.50 to 1.00, but less than 5.00 to 1.00	0.45%	2.50%	1.50%
V	Greater than or equal to 5.00 to 1.00	0.50%	2.75%	1.75%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the day by which the Borrower is required to provide an Officer’s Compliance Certificate pursuant to Section 8.2(a) for the most recently ended fiscal quarter of the Borrower; provided that (a) the Applicable Margin shall be based on Pricing Level I until the first Calculation Date occurring after the first fiscal quarter following the Closing Date and, thereafter, the Applicable Margin shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2(a) for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level V until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.
Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 8.1 or 8.2(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) the Revolving Credit Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(c) and 10.2 nor any of their other rights under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means, collectively, Wells Fargo Securities, LLC, Citizens Bank, National Association and Fifth Third Bank, in their capacities as joint lead arrangers and joint book runners.
“Asset Disposition” means the disposition of any or all of the assets (including, without limitation, any Capital Stock owned thereby) of any Credit Party or any Subsidiary thereof, whether by sale, lease, transfer or otherwise, and any issuance of Capital Stock by any Subsidiary of the Borrower to any Person that is not a Credit Party or any Subsidiary thereof. The term “Asset Disposition” shall not include (a) any Equity Issuance, (b) the sale of inventory in the ordinary course of business, (c) the transfer of assets to the Borrower or any Guarantor pursuant to any other transaction permitted pursuant to Section 9.4, (d) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (e) the disposition of any Hedge Agreement, (f) dispositions of Investments in cash and Cash Equivalents and (g) (i) the transfer by any Credit Party of its assets to any other Credit Party, (ii) the transfer by any Non-

Guarantor Subsidiary of its assets to any Credit Party and (iii) the transfer by any Non-Guarantor Subsidiary of its assets to any other Non-Guarantor Subsidiary.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.10), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date of determination, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) except during any period of time during which a notice delivered to the Borrower under Section 5.8 shall remain in effect, LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR.
“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).
“Borrower” means Wingstop Inc., a Delaware corporation.
“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.
“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate of all expenditures of the Borrower and its Subsidiaries for such period that in accordance with GAAP would be classified as capital expenditures, net of (i) any Net Cash Proceeds received from Asset Dispositions or Insurance and Condemnation Events that have been reinvested during such period pursuant to Section 4.4(b)(ii) or (iii), (ii) any expenditures financed with any Net Cash Proceeds from any Equity Issuance or with any Net Cash Proceeds from Debt Issuances or Equity Issuances not required to be made as a prepayment pursuant to Section 4.4(b)(i) or (ii), (iii) any expenditures made pursuant to a Permitted Acquisition or, to the extent included therein, any Permitted Acquisition Consideration and (iv) any expenditures that are made pursuant to Investments constituting the acquisition of one or more restaurants and the accompanying assets from Franchisees made in accordance with Section 9.3(t); provided that Capital Expenditures shall not be less than zero.
“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries. Notwithstanding the foregoing, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease under GAAP as in effect on the Closing Date shall not be treated as a Capital Lease solely as a result of the adoption after the Closing Date of changes in GAAP described in the Proposed Accounting Standards Update to Leases (Topic 840) issued by the Financial Accounting Standards Board on August 17, 2010 (as the same may be amended from time to time) or any changes in GAAP arising therefrom or similar changes.
“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.
“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.
“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred eighty (180) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred eighty (180) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred eighty (180) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent and (b) any Lender on the Closing Date or an Affiliate of such Lender, in each case, that is party to a Cash Management Agreement in existence on the Closing Date, in each case, in its capacity as a party to such Cash Management Agreement.
“Change in Control” means an event or series of events by which (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Sponsor (directly or indirectly through one or more of its Controlled Investment Affiliates), directly or indirectly, “beneficially owns” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)) more than the greater of (x) thirty-five percent (35%) of the issued and outstanding voting Capital Stock of the Borrower and (y) the percentage of the issued and outstanding voting Capital Stock of the Borrower owned beneficially, directly or indirectly, by Sponsor (directly or indirectly through one or more of its Controlled Investment Affiliates), or (ii) during any period of 12 consecutive months, a majority of the members of the board of directors (or other equivalent governing body) of the Borrower ceases to constitute Continuing Directors.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.
“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents.
“Commitment Fee” has the meaning set forth in Section 5.3(a).
“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable.
“Commitments” means, collectively, as to all Lenders, the Revolving Credit Commitments and the Term Loan Commitments of such Lenders.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Competitor” means (a) any Person that is a bona fide direct competitor of the Borrower or any of its Subsidiaries in the same industry or a substantially similar industry which offers a substantially similar product or service as the Borrower or any of its Subsidiaries and (b) any Person whose primary business is owning a Competitor.
“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Consolidated Cash on Hand” means, as of any date of determination, the sum of the amount of cash and Cash Equivalents of the Credit Parties on a Consolidated basis (it being understood that such amount shall exclude in any event any cash and Cash Equivalents identified as “restricted” on the balance sheet of the Borrower (other than cash or Cash Equivalents restricted in favor of the Administrative Agent) or otherwise subject to a security interest in favor of any other Person (other than security interests under the Loan Documents).
“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, and (except in the case of clauses (xi) and (xv) below) to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise tax expense for such period, (ii) interest expense for such period, (iii) amortization, depreciation and other non-cash charges for such period, including, without limitation, any non-cash loss or expense due to the application of FAS No. 106 regarding post-retirement benefits, FAS No. 133 regarding impairment of goodwill, FAS No. 150 regarding accounting for financial instruments with debt and equity characteristics and non-cash expenses deducted as a result of any grant of Capital Stock to employees, officers or directors (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) any extraordinary losses during such period, (v) directors’ fees and out-of-pocket expenses incurred in connection with attending board of director meetings not to exceed $1,000,000 during any four (4) consecutive fiscal quarter period, (vi) costs and expenses incurred in connection with Permitted Acquisitions and other permitted Investments, Restricted Payments, Equity Issuances, Asset Dispositions, recapitalizations, mergers, consolidations or amalgamations or incurrences, repayments, refinancings, amendments or modifications of Indebtedness or similar transactions for such period, (vii) Transaction Costs for such period incurred in connection with the Transactions, (viii) pre-opening expenses for restaurants owned or operated by the Borrower and its Subsidiaries for such period, (ix) non-recurring charges for such period that are reasonably approved by the Administrative Agent, (x) (A) severance, relocation and other related costs during such period and (B) any charges, losses or expenses related to signing or recruiting costs during such period; provided that the aggregate amount added back pursuant to this clause (x) for any four consecutive fiscal quarter period shall not exceed $2,000,000 in the aggregate, (xi) to the extent not included in Consolidated Net Income for such period, fee income collected by the Borrower and its Subsidiaries from the sale or license of franchise or development rights to a foreign country or territory during such period, (xii) expenses incurred in connection with or in preparation for public offerings of debt or of the Borrower’s Capital Stock (whether or not consummated and whether or not offered by the Borrower) during such period, (xiii) the amount of any Restricted Payment permitted hereunder made by Borrower (or any parent thereof), (xiv) non-recurring expenses incurred in such period in connection with achieving compliance with laws and regulations applicable to public companies, including the Sarbanes-Oxley Act of 2002, expenses incurred in converting to PCAOB auditing standards and SEC guidance or regulations, including SEC staff accounting positions and related interpretations, applicable to public companies during such period, and expenses incurred in connection with the Borrower’s disqualification from “Emerging Growth Company” status, and (xv) losses or expenses due to the implementation of FASB ASC 606 with respect to the recognition of revenue from contracts with customers in an amount not to exceed (A) $23,000 for each restaurant located in the United States opened by the Borrower and its Subsidiaries during such period and (B) $3,000,000 in the aggregate during any four (4) consecutive fiscal quarter period, plus or minus (as applicable) (c) adjustments to reflect rent expense on a cash basis for such period minus (d) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period: (i) any extraordinary gains during such period and (ii) to the extent included in the calculation of Consolidated EBITDA in a prior period pursuant to (b)(xi) above, fee income realized by the Borrower and its Subsidiaries in such period from the sale or license of franchise or development rights to a foreign country or territory in a prior period. For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis.
“Consolidated EBITDAR” means, for any period, the sum of (i) Consolidated EBITDA of the Borrower and its Subsidiaries for such period plus (ii) Consolidated Rental Expense for such period. For purposes of this Agreement, Consolidated EBITDAR shall be adjusted on a Pro Forma Basis.
“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a Consolidated basis for such period, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Interest Expense plus (b) scheduled principal payments with respect to Funded Indebtedness.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date less (ii) Consolidated Maintenance Capital Expenditures for such period less (iii) federal, state, local and foreign income taxes paid in cash during such period to (b) Consolidated Fixed Charges for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.
“Consolidated Funded Indebtedness” means Funded Indebtedness of the Borrower and its Subsidiaries on a Consolidated basis determined in accordance with GAAP.
“Consolidated Growth Capital Expenditures” means, for any period, (a) any Capital Expenditures relating to the construction or opening after the Closing Date of new restaurants owned or operated by Borrower or any of its Subsidiaries or the remodeling of restaurants owned or operated by Borrower or any of its Subsidiaries less (b) any capitalized interest expense with respect to expenditures described in the foregoing clause (a).
“Consolidated Interest Expense” means, for any period, cash interest expense (including, without limitation, imputed interest expense in respect of Capital Leases and all net payment obligations pursuant to Hedge Agreements), net of cash interest income, of the Borrower and its Subsidiaries for such period, in each case, as determined on a Consolidated basis in accordance with GAAP, but excluding, for the avoidance of doubt, (i) paid in kind interest expense and other amounts of non-cash interest, (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedge Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk pursuant to FASB ASC 815-10 and (iii) amortization of deferred financing costs, debt issuance costs, commissions, discounts fees and expenses incurred to consummate the Transactions.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Funded Indebtedness as of such date less (ii) unrestricted cash and Cash Equivalents on the Consolidated balance sheet of the Borrower and its Subsidiaries in an aggregate amount not to exceed $10,000,000 as of such date plus (iii) the product of Consolidated Rental Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date multiplied by eight (8) to (b) Consolidated EBITDAR for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.
“Consolidated Maintenance Capital Expenditures” means, for any period, (a) any Capital Expenditures that are not Consolidated Growth Capital Expenditures, less, without duplication, (b) any capitalized interest expense included in Consolidated Interest Expense with respect to such Capital Expenditures.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person, in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period and (b) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes.
“Consolidated Rental Expense” means, for any period, all rental expense for such period (determined on a cash basis) of the Borrower and its Subsidiaries on a Consolidated basis.
“Continuing Directors” means the directors of the Borrower on the Closing Date and each other director of the Borrower, if, in each case, such other director’s nomination for election to the board of directors (or equivalent governing body) of the Borrower is approved by at least a majority of the then Continuing Directors.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender or is maintained with the Administrative Agent.
“Controlled Investment Affiliates” means, with respect to Sponsor, any fund or investment vehicle that (i) is organized by such Person for the purpose of making investments in one or more companies and is controlled by such Person or (ii) has the same principal fund advisor or manager as such Person or an Affiliate of such advisor or manager. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.
“Credit Facility” means, collectively, the Revolving Credit Facility, the Term Loan Facility and the L/C Facility.
“Credit Parties” means, collectively, the Borrower and the Guarantors.
“Cure Amount” has the meaning set forth in Section 9.13(c).
“Cure Right” has the meaning set forth in Section 9.13(c).
“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10.1 which, with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
“Default Rate” means (A) with respect to LIBOR Rate Loans, a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (B) with respect to Base Rate Loans, a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans and (C) with respect to any other overdue amount, a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans.
“Defaulting Lender” means, subject to Section 5.14(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, the Term Loan or participations in L/C Obligations required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent or the Borrower that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.14(b)) upon delivery of written notice of such determination to the Borrower or the Administrative Agent, as applicable, the Issuing Lender and each Lender.
“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a)  matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock and other than any such option, the exercise of which is subject to the consent or approval of the requisite Lenders under this Agreement) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in the case of each of clauses (a) through (d) above, prior to the date that is 91 days after the Term Loan Maturity Date or the Revolving Credit Maturity Date; provided that if such Capital Stock is issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Institution” means, on any date, (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof and (b) any other Person that is a Competitor of the Borrower or any of its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent (which such notice shall specify such Person by exact legal name) and the Lenders (including by posting such notice to the Platform) not less than five (5) Business Days prior to such date, together with any Affiliate of such Competitor that is clearly identifiable as such based solely on such Affiliate’s name; provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.
“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.
“DQ List” has the meaning assigned thereto in Section 12.10(g)(iv).

“Earn Out Obligations” means, with respect to an acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments (other than working capital adjustments) and non-competition and consulting agreements entered into in connection with such acquisition, but excluding indemnity obligations) pursuant to the documentation relating to such acquisition. The amount of any Earn Out Obligations at the time of determination shall be the aggregate amount, if any, of such Earn Out Obligations that are required at such time under GAAP to be recognized as liabilities on the Consolidated balance sheet of the Borrower and its Subsidiaries.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.10(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.10(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 12.10(g).
“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA to which any Credit Party maintains, is making, or accruing an obligation to make, contributions, for the employees of any Credit Party.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
“Equity Issuance” means (a) any issuance by any Credit Party or any Subsidiary thereof to any Person that is not a Credit Party or a Subsidiary thereof of (i) shares of its Capital Stock, (ii) any shares of its Capital Stock pursuant to the exercise of options or warrants or (iii) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity and (b) any capital contribution from any Person that is not a Credit Party or any Subsidiary thereof into any Credit Party or any Subsidiary thereof. The term “Equity Issuance” shall not include (A) any Asset Disposition or (B) any Debt Issuance.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any Person who together with a Credit Party is treated as a single employer within the meaning of Code Section 414(b) or (c) of the Code (and, for purposes of Section 302 of ERISA and each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414(m) or (o) of the Code) or Section 4001(b) of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Accounts” means (i) any deposit account that is used solely for holding marketing or advertising funds for Franchisees pursuant to Franchise Agreements, (ii) any deposit account that is used solely for payment of payroll, other wage and benefit payments and related expenses, (iii) any deposit account that is a fiduciary account and (iv) to the extent having an aggregate balance at any time not in excess of $1,500,000, other deposit accounts.
“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including Section 13.8 hereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure (other than as a result of a Change in Law) to comply with Section 5.11(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Credit Agreement dated as of June 30, 2016 (as amended, modified or supplemented) among the Borrower, the other credit parties party thereto from time to time, Wells Fargo, as administrative agent, and the lenders party thereto from time to time.
“Extended Revolving Credit Commitment” means any Revolving Credit Commitments the maturity of which shall have been extended pursuant to Section 5.16.
“Extended Revolving Credit Loans” means any Revolving Credit Loans made pursuant to the Extended Revolving Credit Commitments.
“Extended Term Loans” means any Term Loans the maturity of which shall have been extended pursuant to Section 5.16.
“Extension” has the meaning set forth in Section 5.16(a).
“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) among the Credit Parties, the applicable extending Lenders, the Administrative

Agent and, to the extent required by Section 5.16, the Issuing Lender implementing an Extension in accordance with Section 5.16.
“Extension Offer” has the meaning set forth in Section 5.16(a).
“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding and (iii) the aggregate principal amount of any Term Loan made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the “Federal Funds Rate” shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means the separate fee letter agreement dated January 10, 2018 among the Borrower and the Administrative Agent and Wells Fargo Securities, LLC.
“First Tier Foreign Subsidiary” means any Foreign Subsidiary owned directly by any Credit Party.
“fiscal quarter” means any of the quarterly accounting periods of the Credit Parties ending on the last Saturday in each calendar quarter.
“fiscal year” means any of the annual accounting periods of the Credit Parties ending on the last Saturday of each calendar year.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Franchise” means a franchise (including any master franchises, development agreements, sub-franchises, seller-assisted marketing plans or licenses) of the WING-STOP® system for the development and operation of restaurants specializing in the sale of buffalo style chicken wings and complementary side dishes and beverages, among other food products, under the WING-STOP® brand and utilizing Intellectual Property owned by Wingstop Restaurants Inc. or any of its Affiliates.
“Franchisee” means any Person who purchased a Franchise from Wingstop Restaurants Inc., or who otherwise owns a Franchise.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations for borrowed money, whether current or long-term (including the Obligations), and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all obligations arising in respect of reimbursement for drawings made under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days, unless subject to good faith dispute), but not including any Earn Out Obligations;
(d)    the Attributable Indebtedness of Capital Leases;
(e)    all obligations of such Person in respect of any Disqualified Capital Stock;
(f)    all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;
(g)    all Guaranty Obligations with respect to Funded Indebtedness of the types specified in clauses (a) through (f) above of another Person; and

(h)    all Funded Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent such Funded Indebtedness is expressly made non-recourse to such Person.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, without regard to the Proposed Accounting Standards Update to Leases (Topic 840) issued by the Financial Accounting Standards Board on August 17, 2010 (as the same may be amended from time to time) or any change in GAAP arising therefrom or any similar change. From and after the Borrower’s adoption thereof, “GAAP” shall be deemed to include PCAOB auditing standards and SEC guidance and regulations, including SEC staff accounting positions and related interpretations, applicable to public companies that are in effect from time to time and that are permitted or required by GAAP.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantors” means (a) collectively, all direct and indirect Wholly-Owned Domestic Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto and each other Person that joins as a Guarantor pursuant to Section 8.11; provided that the Inactive Companies are not, are not required to be and shall have no liabilities as, Guarantors and (b) with respect to (i) all obligations under any Secured Hedge Agreement and any Secured Cash Management Agreement and (ii) Swap Obligations of a Specified Credit Party (determined before giving effect to Sections 13.1 and 13.8) under the Guaranty hereunder, the Borrower, and in each case, their successors and permitted assigns.
“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Article XIII.
“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.
“Hedge Bank” means (a) any Person that, at the time it enters into a Hedge Agreement permitted under Article IX, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, (b) any Lender on the Closing Date or an Affiliate of such Lender, in each case, that is party to a Hedge Agreement permitted under Article IX in existence on the Closing Date, in each case, in its capacity as a party to such Hedge Agreement.
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“Inactive Company” means each of Wingstop Restaurants LLC, a Nevada limited liability company, Wingstop Beverages III, Inc., a Texas corporation, and LV Wings, LLC, a Texas limited liability company.
“Incremental Loans” has the meaning set forth in Section 5.15.
“Incremental Revolving Credit Commitment” has the meaning set forth in Section 5.15.
“Incremental Term Loan” has the meaning set forth in Section 5.15.
“Incremental Term Loan Commitment” has the meaning set forth in Section 5.15.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all Funded Indebtedness;
(b)    all net obligations of such Person under any Hedge Agreements (the amount of any such net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date);
(c)    all Guaranty Obligations with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and
(d)    all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment by or on account of any obligation of a Credit Party under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Initial Term Loan” has the meaning set forth in Section 4.1.
“Initial Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Initial Term Loan on the Closing Date to the account of the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name under the heading “Initial Term Loan Commitment” on Schedule 1.1 hereto and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Initial Term Loans. The aggregate principal amount of the Initial Term Loan Commitment of all Lenders on the Closing Date is $100,000,000.

“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.
“Intellectual Property” has the meaning set forth in Section 7.7.
“Interest Period” has the meaning set forth in Section 5.1(b).
“IRS” means the United States Internal Revenue Service, or any successor thereto.
“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
“Issuing Lender” means Wells Fargo, in its capacity as issuer of Letters of Credit issued hereunder, or any successor thereto.
“L/C Commitment” means the lesser of (a) $3,000,000 and (b) the Revolving Credit Commitment.
“L/C Facility” means the letter of credit facility established pursuant to Article III.
“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
“L/C Participants” means the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.
“Lender” means the Persons listed on Schedule 1.1 and any other Person that shall have become a party to this Agreement as a Lender pursuant to a joinder agreement contemplated by Section 5.15 or pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.
“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.
“Letter of Credit Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.
“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1.
“LIBOR” means, subject to the implementation of a Replacement Rate in accordance with Section 5.8(c):

(a)    for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not so published, then “LIBOR” for such LIBOR Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period; and
(b)    for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate is not so published, then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.
Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error. If LIBOR (including, without limitation, any Replacement Rate with respect thereto) shall be less than zero, such rate shall be deemed zero for the purposes of this Agreement. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 5.8(c), in the event that a Replacement Rate with respect to LIBOR is implemented, then all references herein to LIBOR shall be deemed references to such Replacement Rate.
“LIBOR Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.
“Liquidity” means, as of any date of determination, an amount equal to the sum of (a) the aggregate borrowing availability under the Revolving Credit Facility as of such date plus (b) Consolidated Cash on Hand as of such date.
“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Security Documents, the Fee Letter, each joinder agreement contemplated by Section 5.15 and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.
“Loans” means the collective reference to the Revolving Credit Loans and the Term Loan, and “Loan” means any of such Loans and shall include any loan made by a Lender hereunder.
“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, (a) a material adverse effect on the assets, properties, business, liabilities (actual or contingent), operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, contributions.
“Net Cash Proceeds” means, as applicable, the gross proceeds received by any Credit Party or any of its Subsidiaries therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of: (a) with respect to any Asset Disposition, (i) the direct costs relating to such Asset Disposition excluding amounts payable to the Borrower or any Affiliate of the Borrower, (ii) sale, use or other transaction taxes paid or payable as a result thereof, (iii) amounts required to be applied to pay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Asset Disposition, and (iv) any taxes paid or reasonably estimated by the applicable Credit Party to be payable by such Person in respect of such Asset Disposition (provided that if the actual amount of such taxes paid is less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds), (b) with respect to any Insurance and Condemnation Event, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, awards or other payments, (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments, and (iv) any taxes paid or reasonably estimated by the applicable Credit Party to be payable by such Person in respect of such Insurance and Condemnation Event (provided that if the actual amount of such taxes paid is less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds) and (c) with respect to any Equity Issuance or Debt Issuance, (i) applicable taxes approved by the Administrative Agent, (ii) underwriting discounts and (iii) reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrower.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.2 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Guarantor.
“Notes” means the collective reference to the Revolving Credit Notes and the Term Loan Notes.
“Notice of Account Designation” has the meaning set forth in Section 2.2(b).
“Notice of Borrowing” has the meaning set forth in Section 2.2(a).
“Notice of Conversion/Continuation” has the meaning set forth in Section 5.2.
“Notice of Prepayment” has the meaning set forth in Section 2.3(c).
“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties and each of their respective Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document or otherwise, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Secured Hedge Agreement between any Credit Party and any Hedge Bank and (b) all obligations under any Secured Cash Management Agreement between any Credit Party and any Cash Management Bank.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.
“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12).
“Participant” has the meaning set forth in Section 12.10(d).
“Participant Register” has the meaning set forth in Section 12.10(e).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“PCAOB” means the Public Company Accounting Oversight Board established under the Sarbanes-Oxley Act of 2002.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate.
“Permitted Acquisition” means any acquisition by the Borrower or any Guarantor in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements (it being understood that the acquisition of one or more restaurants from a Franchisee shall not constitute a Permitted Acquisition):
(a)    no less than five (5) days prior to the proposed closing date of such acquisition, the Borrower shall have delivered written notice of such acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date of such acquisition;
(b)    the Borrower shall have certified on or before the closing date of such acquisition, in writing and in a form reasonably acceptable to the Administrative Agent, that such acquisition has been approved by the board of directors (or equivalent governing body) of the Person to be acquired;
(c)    the Person or business to be acquired shall be in a line of business permitted pursuant to Section 9.11;
(d)    if such transaction is a merger or consolidation, the Borrower (if the Borrower is a party to such merger or consolidation) or a Guarantor (including an acquired company, if such acquired company shall concurrently become a Guarantor) shall be the surviving Person and no Change in Control shall have been effected thereby;
(e)    the Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 8.11 to be delivered at the time required pursuant to Section 8.11;
(f)    no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition;
(g)    the Borrower shall demonstrate, in form and substance reasonably satisfactory to the Administrative Agent, that the Consolidated Leverage Ratio (on a Pro Forma Basis (including any pro forma adjustments as are reasonably acceptable to the Administrative Agent) after giving effect thereto and any Indebtedness incurred in connection therewith) is at least 0.25 less than the Consolidated Leverage Ratio required to be maintained at such time by Section 9.13(a);
(h)    after giving effect to the acquisition, at least $1,000,000 in availability shall exist under the Revolving Credit Facility; and
(i)    the Borrower shall have (i) delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition and (ii) provided such other documents and other information as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with such purchase or other acquisition.

“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt and Earn Out Obligations, net of the applicable acquired company’s cash and Cash Equivalents balance (as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition), to be paid on a singular basis in connection with any applicable Permitted Acquisition.
“Permitted Liens” means the Liens permitted pursuant to Section 9.2.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Platform” has the meaning set forth in Section 12.1(e).
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition shall be included, together with such pro forma adjustments as are reasonably acceptable to the Administrative Agent; provided that the foregoing pro forma adjustments may be applied to any such definition, test or financial covenant solely to the extent that such adjustments are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the Guaranty under Section 13.1 or the grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Credit Party that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.
“Register” has the meaning set forth in Section 12.10(c).
“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Replacement Rate” has the meaning assigned thereto in Section 5.8(c).
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person, any director of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Restricted Payment” has the meaning set forth in Section 9.6.
“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name under the heading “Revolving Credit Commitment” on Schedule 1.1 on the Closing Date and, thereafter, on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 5.15) and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 5.15). The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $150,000,000.
“Revolving Credit Commitment Percentage” means, as to any Revolving Credit Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitment of all the Revolving Credit Lenders.
“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II and (if applicable) Section 5.15.
“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment.
“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1 (including any Incremental Revolving Credit Increase pursuant to Section 5.15), and all such revolving loans collectively as the context requires.
“Revolving Credit Maturity Date” means the earliest to occur of (a) January 30, 2023, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.4, or (c) the date of termination of the Revolving Credit Commitment pursuant to Section 10.2(a).
“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union or Her Majesty’s Treasury.
“Sanctioned Country” means at any time, a country or territory which is the target of comprehensive Sanctions (currently Cuba, Iran, North Korea, Sudan, Syria and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“SEC” means the United States Securities and Exchange Commission.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank.
“Secured Hedge Agreement” means any Hedge Agreement permitted under Article IX, in each case that is entered into by and between any Credit Party and any Hedge Bank.
“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Credit Party under (i) any Secured Hedge Agreement and (ii) any Secured Cash Management Agreement; provided, that “Secured Obligations” of any Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lender, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, any other holder from time to time of any Secured Obligations and, in each case, their respective successors and permitted assigns.
“Security Agreement” means the Security and Pledge Agreement executed by the Credit Parties in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, dated as of the Closing Date, as amended, restated, supplemented or otherwise modified from time to time.
“Security Documents” means the collective reference to the Security Agreement and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in any Property or assets securing the Secured Obligations or any such Person purports to guaranty the payment and/or performance of the Secured Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.
“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Credit Party” means, any Credit Party that is, at the time on which the Guaranty (or grant of security interest, as applicable) becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 13.8.
“Specified Disposition” means any disposition of all or substantially all of the assets or Capital Stock of any Subsidiary of the Borrower, any division, business unit, product line or line of business, any disposition of any restaurant and accompanying assets owned by the Borrower or any Subsidiary thereof to any Franchisee in accordance with Section 9.5(m) or any closing of any restaurant owned by the Borrower or any of its Subsidiaries.
“Specified Transactions” means (a) any Specified Disposition, (b) the Transactions, and (c) any Investments made or to be made in accordance with Section 9.3(t) (including, without limitation, any Permitted Acquisition or any acquisition of any restaurant and accompanying assets by the Borrower or any Subsidiary thereof from any Franchisee).
“Sponsor” means RC II WS LLC, a Georgia limited liability company.
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Term Loan” means collectively the Initial Term Loan and any Incremental Term Loans.

“Term Loan Commitment” means (a) as to each Lender, a collective reference to such Lender’s Initial Term Loan Commitment and such Lender’s Incremental Term Loan Commitment and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Term Loans. Unless otherwise provided, the term “Term Loan Commitment” shall include the Incremental Term Loan Commitments.
“Term Loan Facility” means the term loan facility established pursuant to Article IV.
“Term Loan Lender” means any Lender with a Term Loan Commitment and/or any Lender that has advanced its portion of the Term Loan to Borrower in accordance with any such Term Loan Commitment.
“Term Loan Maturity Date” means the first to occur of (a) January 30, 2023, or (b) the date of acceleration of the Term Loans pursuant to Section 10.2(a).
“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Term Loan Percentage” means, as to any Term Loan Lender, after the applicable Term Loans are made, the ratio of (a) the outstanding principal balance of such Term Loan or Term Loans of such Term Loan Lender to (b) the aggregate outstanding principal balance of all such Term Loans of all Term Loan Lenders.
“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a

Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or ERISA Affiliate.
“Threshold Amount” means $5,000,000.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.
“Transaction Costs” means all transaction fees, charges and other amounts related to the Specified Transactions (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith).
“Transactions” means, collectively, (a) the repayment in full of all Indebtedness of the Borrower and the other Credit Parties (other than Indebtedness permitted pursuant to Section 9.1), (b) the Extensions of Credit hereunder, (c) the 2018 Dividend Payment and (d) the payment of the Transaction Costs incurred in connection with the foregoing.
“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.
“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July 2007, International Chamber of Commerce Publication No. 600.
“United States” means the United States of America.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.11(f).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments made on such Indebtedness prior to the date of the applicable extension shall be disregarded.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2    Other Definitions and Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including” and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
Section 1.3    Accounting Terms.
All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, including, from and after adoption thereof by the Borrower, PCAOB auditing standards and SEC guidance and regulations, including SEC staff accounting positions and related interpretations, applicable to public companies, that are in effect from time to time and that are consistent with the accounting policies used in preparing the audited financial statements delivered pursuant to Section 6.1(e)(i) or otherwise permitted or required by GAAP, except as otherwise specifically prescribed herein (including, without limitation, as prescribed by Section 12.9). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
Section 1.4    UCC Terms.
Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
Section 1.5    Rounding.
Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.6    References to Agreement and Laws.
Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
Section 1.7    Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.8    Letter of Credit Amounts.
Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).
Section 1.9    Guaranty Obligations.

Unless otherwise specified, the amount of any Guaranty Obligation shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation.
ARTICLE II

REVOLVING CREDIT FACILITY
Section 2.1    Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.2; provided, that the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.
Section 2.2    Procedure for Advances of Revolving Credit Loans.
(a)    Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 1:00 p.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) except for Loans made pursuant to Section 3.5, with respect to Base Rate Loans in an aggregate principal amount of at least $100,000 or (y) with respect to LIBOR Rate Loans in an aggregate principal amount of at least $100,000, (C) whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (D) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 1:00 p.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.
(b)    Disbursement of Revolving Credit. Not later than 3:00 p.m. on the proposed borrowing date, each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan.
Section 2.3    Repayment and Prepayment of Revolving Credit.
(a)    Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of all Revolving Credit Loans in full on the Revolving Credit Maturity Date, together with all accrued but unpaid interest thereon.
(b)    Mandatory Prepayments. If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such prepayment applied first, to the principal amount of outstanding Revolving Credit Loans and second, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 10.2(b)).
(c)    Optional Prepayments. The Borrower may at any time and from time to time, without premium or penalty, prepay Revolving Credit Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 1:00 p.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans or a combination thereof, and, if a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of at least $100,000 with respect to Base Rate Loans and at least $100,000 with respect to LIBOR Rate Loans. A Notice of Prepayment received after 1:00 p.m. shall be deemed received on the next Business Day. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
(d)    Prepayment of Excess Proceeds. In the event proceeds remain after the prepayments of the Term Loan Facility pursuant to Section 4.4(b), the amount of such excess proceeds shall be used on the date of the required prepayment under Section 4.4(b) to prepay the outstanding principal amount of the Revolving Credit Loans, without a corresponding reduction of the Revolving Credit Commitment, with remaining proceeds, if any, refunded to the Borrower.
(e)    Limitation on Prepayment of LIBOR Rate Loans. The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(f)    Hedge Agreements. No repayment or prepayment pursuant to this Section shall affect any of the Borrower’s obligations under any Secured Hedge Agreement.
Section 2.4    Permanent Reduction of the Revolving Credit Commitment.
(a)    Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least three (3) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $100,000. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. Any Commitment Fee accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.
(b)    Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 10.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
Section 2.5    Termination of Revolving Credit Facility.
The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.
ARTICLE III
LETTER OF CREDIT FACILITY
Section 3.1    L/C Commitment.
(a)    Availability. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (the “Letters of Credit”) for the account of the Borrower or any Subsidiary thereof on any Business Day from the Closing Date through but not including the fifth Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of

Credit if, after giving effect to such issuance, (x) the L/C Obligations would exceed the L/C Commitment or (y) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in Dollars, (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one (1) year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the date referred to in clause (a) of the definition of Revolving Credit Maturity Date and (iii) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.
(b)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 5.13 and Section 5.14.
Section 3.2    Procedure for Issuance of Letters of Credit.
The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue the Letter of Credit requested thereby (and in any event no later than the third Business Day after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Revolving Credit Lender of the issuance and, upon request by any Revolving Credit Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.
Section 3.3    Commissions and Other Charges.
(a)    Letter of Credit Commissions. Subject to Section 5.14(a)(iii), the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such Letter of Credit times the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The

Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.
(b)    Issuance Fee. In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender, an issuance fee with respect to each Letter of Credit as set forth in the Fee Letter. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.
(c)    Other Costs. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.
Section 3.4    L/C Participations.
(a)    The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.
(b)    Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00

p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.
(c)    Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.
Section 3.5    Reimbursement Obligation of the Borrower.
In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the Issuing Lender (x) on the day of drawing under any Letter of Credit if the Issuing Lender notifies the Borrower prior to 11:00 a.m. on such date or (y) if the Issuing Lender notifies the Borrower after 11:00 a.m., on the following Business Day, in either case, which notice shall provide the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment. Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan bearing interest at the Base Rate on the date that such reimbursement is required in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.2(a) or Article VI. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.
Section 3.6    Obligations Absolute.
The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person.

The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit. No provisions hereof shall be deemed to waive or limit the Borrower’s right to seek repayment of any Reimbursement Obligation from any Issuing Lender under the terms of the applicable Letter of Credit Applications or Applicable Law.
Section 3.7    Effect of Letter of Credit Application.
To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
ARTICLE IV
TERM LOAN FACILITY
Section 4.1    Term Loan. Subject to the terms and conditions of this Agreement, each Term Loan Lender severally agrees to make the Term Loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Initial Term Loan Commitment (the “Initial Term Loan”). Notwithstanding the foregoing, if the total Initial Term Loan Commitment is not drawn on the Closing Date, such undrawn amounts shall automatically be cancelled.
Section 4.2    Procedure for Advance of Term Loan.
(a)    The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 11:00 a.m. on the Closing Date requesting that the Term Loan Lenders make the Term Loan as a Base Rate Loan on such date (provided that the Borrower may request, no later than three (3) Business Days prior to the Closing Date, that the Lenders make the Term Loan as a LIBOR Rate Loan if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement). Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 1:00 p.m. on the Closing Date, each Term Loan Lender will make available to the

Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Term Loan to be made by such Term Loan Lender on the Closing Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.
(b)    The borrowing procedures for each Incremental Term Loan shall be as agreed by the Borrower and the Lenders providing same and as set forth in the applicable amendment contemplated by Section 5.15.
Section 4.3    Repayment of Term Loan.
The Borrower shall repay the aggregate outstanding principal amount of the Initial Term Loan in installments on the dates and in the amounts as set forth below, except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof:

PAYMENT DATE	PRINCIPAL INSTALLMENT ($)
March 31, 2018	$1,250,000
June 30, 2018	$1,250,000
September 30, 2018	$1,250,000
December 31, 2018	$1,250,000
March 31, 2019	$1,250,000
June 30, 2019	$1,250,000
September 30, 2019	$1,250,000
December 31, 2019	$1,250,000
March 31, 2020	$1,250,000
June 30, 2020	$1,250,000
September 30, 2020	$1,250,000
December 31, 2020	$1,250,000
March 31, 2021	$1,250,000
June 30, 2021	$1,250,000
September 30, 2021	$1,250,000
December 31, 2021	$1,250,000
March 31, 2022	$1,250,000
June 30, 2022	$1,250,000
September 30, 2022	$1,250,000
December 31, 2022	$1,250,000
Term Loan Maturity Date	Outstanding Principal Balance of Term Loan

If not sooner paid, the Initial Term Loan shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date. Incremental Term Loans shall amortize and mature as agreed by the Borrower and the Lenders providing same and as set forth in the applicable amendment contemplated by Section 5.15.
Section 4.4    Prepayments of Term Loans.
(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Term Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 1:00 p.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment, whether the prepayment is of LIBOR Rate Loans, Base Rate Loans or a combination thereof, and, if a combination thereof, the amount allocable to each. Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $100,000 (except in the case of prepayment of the entire remaining amount of the Term Loan) and shall be applied to the outstanding scheduled principal installments of the Initial Term Loan and, if applicable, any Incremental Term Loans as directed by the Borrower. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. A Notice of Prepayment received after 1:00 p.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Term Loan Lenders of each Notice of Prepayment.
(b)    Mandatory Prepayments.
(i)    Debt Issuances. The Borrower shall make mandatory principal prepayments of the Loans and/or Cash Collateralize the L/C Obligations in the manner set forth in clause (iv) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance (other than any Debt Issuance permitted under this Agreement) by any Credit Party. Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance.
(ii)    Asset Dispositions. The Borrower shall make mandatory principal prepayments of the Loans and/or Cash Collateralize the L/C Obligations in the manner set forth in clause (iv) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Asset Disposition (other than any Asset Disposition permitted by paragraphs (a), (b), (c), (d), (f), (g), (h), (i), (j), (k)(ii) and (l) of Section 9.5) by any Credit Party or any of its Subsidiaries that exceed $3,000,000 during any fiscal year. Such prepayments shall be made within three (3) Business Days after the date of receipt of such excess Net Cash Proceeds of any such Asset Disposition by such Credit Party or any of its Subsidiaries; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayment shall be required under this Section 4.4(b)(ii) to the extent that (x) such excess Net Cash Proceeds are reinvested in assets used or useful in the business of the Borrower and its Subsidiaries within nine (9) months after receipt of such excess Net Cash Proceeds or (y) such excess Net Cash Proceeds are committed to be reinvested pursuant to a legally binding agreement in assets used or useful in the business of the Borrower and its Subsidiaries within nine (9) months after the receipt of such excess Net Cash Proceeds and are thereafter actually reinvested by such Credit Party or such Subsidiary in assets used or useful in the business of the Borrower and its Subsidiaries within six (6) months of the date of such legally binding agreement.
(iii)    Insurance and Condemnation Events. The Borrower shall make mandatory principal prepayments of the Loans and/or Cash Collateralize the L/C Obligations in the manner set forth in clause (iv) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event by any Credit Party or any of its Subsidiaries that exceed $3,000,000 during any fiscal year. Such prepayments shall be made within three (3) Business Days after the date of receipt of such excess Net Cash Proceeds of any such Insurance and Condemnation Event by such Credit Party or any of its Subsidiaries; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayment shall be required under this Section 4.4(b)(iii) to the extent that (x) such excess Net Cash Proceeds are reinvested in assets used or useful in the business of the Borrower and its Subsidiaries within nine (9) months after receipt of such excess Net Cash Proceeds or (y) such excess Net Cash Proceeds are committed to be reinvested pursuant to a legally binding agreement in assets used or useful in the business of the Borrower and its Subsidiaries within nine (9) months after the receipt of such excess Net Cash Proceeds and are thereafter actually reinvested by such Credit Party or such Subsidiary in assets used or useful in the business of the Borrower and its Subsidiaries within six (6) months of the date of such legally binding agreement.
(iv)    Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under clauses (i) through and including (iii) above, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and, upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment of the Loans under this Section shall be applied as follows: first, ratably between the Initial Term Loans and (unless otherwise agreed by the applicable Lenders providing any Incremental Loans) any Incremental Term Loans to reduce on a pro rata basis the remaining scheduled principal installments of the Initial Term Loans and, as determined by the Borrower and the applicable Lenders providing any Incremental Loans, to reduce the remaining scheduled principal installments of any Incremental Term Loans pursuant to Section 4.3 and (ii) second, to the extent of any excess, to repay the Revolving Credit Loans pursuant to Section 2.3(d), without a corresponding reduction in the Revolving Credit Commitment.
(v)    No Reborrowings. Amounts prepaid under the Term Loan pursuant to this Section may not be reborrowed. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9.
ARTICLE V

GENERAL LOAN PROVISIONS
Section 5.1    Interest.

(a)    Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, Revolving Credit Loans and the Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement). The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.
(b)    Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.2 or 5.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months or, if agreed by all of the relevant Lenders, twelve (12) months; provided, that:
(i)    each Interest Period shall commence on the date of advance of or conversion to or continuation as any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(ii)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(iii)    any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(iv)    no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the scheduled principal installment payments pursuant to Section 4.3 without payment of any amounts pursuant to Section 5.9; and
(v)    there shall be no more than seven (7) Interest Periods in effect at any time.
(c)    Default Rate. Subject to Section 10.3, immediately upon the occurrence and during the continuance of an Event of Default under Section 10.1(a), (b), (h) or (i), the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate. All accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand of the Administrative Agent. Interest on past due amounts described above shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.
(d)    Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter, commencing March 31, 2018. Interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto and, if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).
(e)    Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.
Section 5.2    Notice and Manner of Conversion or Continuation of Loans.
Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time all or any portion of any outstanding Base Rate Loans in a principal amount equal to at least $5,000,000 into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 1:00 p.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.
Section 5.3    Fees.
(a)    Commitment Fee. Commencing on the Closing Date, subject to Section 5.14(a)(iii), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin on the actual daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any). The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing March 31, 2018 and ending on the date upon which all Obligations (other than contingent indemnification and expense reimbursement obligations not then due or asserted) arising under the Revolving Credit Facility shall have been paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated. Such Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.
(b)    Other Fees. The Borrower shall pay to Wells Fargo and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.
Section 5.4    Manner of Payment.
(a)    Sharing of Payments. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 5.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.
(b)    Defaulting Lenders. Notwithstanding the foregoing clause (a), if there exists a Defaulting Lender, each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.13(b).
Section 5.5    Evidence of Indebtedness.
(a)    Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Term Loan Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Term Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
(b)    Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
Section 5.6    Adjustments.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 12.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii)    the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 5.13 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries (as to which the provisions of this paragraph shall apply).
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
Section 5.7    Obligations of Lenders.
(a)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.2(b) and 4.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b)    Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its

Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.
Section 5.8    Changed Circumstances.
(a)    Circumstances Affecting LIBOR Rate Availability. Unless and until a Replacement Rate is implemented in accordance with clause (c) below, in connection with any request for a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to LIBOR or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to LIBOR and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR shall be suspended, and (i) in the case of LIBOR Rate Loans, the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 5.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period; or (ii) in the case of Base Rate Loans as to which the interest rate is determined by reference to LIBOR, the Borrower shall convert the then outstanding principal amount of each such Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period.
(b)    Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, such Lender shall promptly give notice thereof to the

Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to LIBOR, and the right of the Borrower to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to LIBOR shall be suspended and thereafter the Borrower may select only Base Rate Loans as to which the interest rate is not determined by reference to LIBOR hereunder, (ii) all Base Rate Loans shall cease to be determined by reference to LIBOR and (iii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR for the remainder of such Interest Period.
(c)    Alternative Rate of Interest. Notwithstanding anything to the contrary in Section 5.8(a) above, if the Administrative Agent has made the determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 5.8(a)(i) or (a)(ii) have arisen and that such circumstances are unlikely to be temporary, (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the syndicated loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the syndicated loan market in the applicable currency, then the Administrative Agent may, to the extent practicable (in consultation with the Borrower and as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Section 5.8(a)(i), (a)(ii), (c)(i), (c)(ii) or (c)(iii) occurs with respect to the Replacement Rate or (B) the Administrative Agent (or the Required Lenders through the Administrative Agent) notifies the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Borrower, as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 5.8(c). Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 12.2), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects). To the extent the Replacement Rate is approved by the Administrative Agent and the Borrower in connection with this clause (c), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).
Section 5.9    Indemnity.
The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. The amount of such loss and expense shall be limited to an amount equal to the excess, as reasonably determined by such Lender, of (x) its costs of obtaining funds for the LIBOR Rate Loan that is the subject of an event described in clauses (a), (b) or (c) of this Section 5.9 for the period from the date of such event to the last day of the Interest Period in effect (or that would have been in effect) for such LIBOR Rate Loan over (y) the amount of interest reasonably likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such event for such period. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.
Section 5.10    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;
(ii)    subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(iii)    impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount), then, upon written request of such Lender, the Issuing Lender or such other Recipient, the Borrower shall promptly pay to any such Lender, the Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 5.11    Taxes.
(a)    Issuing Lender. For purposes of this Section 5.11, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Credit Parties shall not be obligated to pay any such amounts in respect of Indemnified Taxes to the extent a written demand therefor has not been made by the Recipient within 180 days after the date on which such Recipient received written notice of the imposition of such Indemnified Taxes from the relevant Governmental Authority. A certificate as to the amount of such payment or liability (setting forth in reasonable detail the basis for, and calculation of, the applicable Indemnified Taxes) delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental

Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.11(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S.

federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed copies of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate satisfactory to the Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate satisfactory to the Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate satisfactory to the Administrative Agent on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed, and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Indemnification of the Administrative Agent. Each Lender and the Issuing Lender shall severally indemnify the Administrative Agent within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.10(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h). The agreements in paragraph (h) shall survive the resignation and/or replacement of the Administrative Agent.

(i)    Survival. Each party’s obligations under this Section 5.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 5.12    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires the Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 5.10, or if the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or 5.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.10;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed drawings under Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and

(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply or such Lender shall have irrevocably waived its right to such compensation or payment under Section 5.10 or Section 5.11, as applicable.
Section 5.13    Cash Collateral.
At any time that there shall exist a Defaulting Lender, within five Business Days following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of the Issuing Lender with respect to such Defaulting Lender (determined after giving effect to Section 5.14(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount sufficient to cover all Fronting Exposure.
(a)    Grant of Security Interest. The Borrower and, to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.13 or Section 5.14 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Lender shall no longer be required to be held as Cash Collateral pursuant to this Section 5.13 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 5.14, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided, further, that to the extent that such

Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
Section 5.14    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lender with respect to such Defaulting Lender in accordance with Section 5.13; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, or to the refund of any Cash Collateral provided by the Borrower; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.13; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in

Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.14(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.13.
(C)    With respect to any letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting Exposure to such Defaulting Lender (excluding any Fronting Exposure covered by Cash Collateral provided by the Borrower under Section 5.13), and (3) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Letters of Credit to be issued shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 5.14(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender; provided, further, that upon such Defaulting Lender becoming a Non-Defaulting Lender, the Administrative Agent shall return to the Borrower any Cash Collateral provided by the Borrower under Section 5.13 with respect to such Lender.
(c)    New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto (taking into account Section 5.14(a)(iv)).
Section 5.15    Incremental Loans.
(a)    At any time, the Borrower may by written notice to the Administrative Agent elect to request the establishment of:
(i)    one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more additional term loan (any such additional term loan, an “Incremental Term Loan”); or
(ii)    one or more increases in the Revolving Credit Commitments (any such increase, an “Incremental Revolving Credit Commitment” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”) to make revolving credit loans under the Revolving Credit Facility (any such increase, an “Incremental Revolving Credit Increase” and, together with the Incremental Term Loans, the “Incremental Loans”);
provided that that the total aggregate principal amount of all such Incremental Loans shall not (as of any date of incurrence or establishment thereof) exceed (x) $45,000,000 plus (y) an aggregate amount that would result in the Consolidated Leverage Ratio as of the four (4) consecutive fiscal quarter period most recently ended prior to the incurrence of such

Incremental Loans after giving effect to the incurrence thereof (or, at the option of the Borrower, on the date of establishment of the commitments in respect thereof (with any Incremental Loan Commitments being deemed to be fully funded)), on a Pro Forma Basis, not to exceed 5.25 to 1.00 (it being understood and agreed that (I) such incremental amounts may be allocated by the Borrower to be incurred pursuant to clause (x) or (y) herein at the Borrower’s option and (II) for the purposes of calculating the Consolidated Leverage Ratio for the purposes of clause (y) herein, any amounts incurred substantially concurrently therewith in reliance on clause (x) herein shall be disregarded with respect to such calculation). The Borrower may invite any existing Lender or any other Person selected by the Borrower and reasonably acceptable to the Administrative Agent and the Issuing Lender; provided that:
(A)    any such increase shall be in a minimum principal amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof;
(B)    no Default or Event of Default shall exist and be continuing at the time of any such Incremental Loan;
(C)    the Administrative Agent and the Lenders shall have received from the Borrower an Officer’s Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower is in compliance with the financial covenants set forth in Section 9.13 based on the financial statements most recently delivered pursuant to Section 8.1(a) or 8.1(b), as applicable, both before and after giving effect (on a Pro Forma Basis) to (x) any Incremental Loan Commitment and (y) the making of any Incremental Loans pursuant thereto (with any Incremental Revolving Credit Commitment being deemed to be fully funded) and the application of proceeds thereof;
(D)    no existing Lender shall be under any obligation to provide an Incremental Loan Commitment and any such decision whether to provide any such Incremental Loan Commitment shall be in such Lender’s sole and absolute discretion;
(E)    (1) any new Lender shall join this Agreement by executing such joinder documents reasonably required by the Administrative Agent and (2) any existing Lender electing to provide any Incremental Loans under this Section 5.15 shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent;
(F)    as a condition precedent to the making of any Incremental Loan, the Borrower shall deliver to the Administrative Agent a certificate of each Credit Party dated as of the date of such Incremental Loan (in sufficient copies for each Lender) signed by a Responsible Officer of such Credit Party (1) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such Incremental Term Loan and/or Incremental Revolving Credit Commitment, and (2) in the case of the Borrower, certifying that, before and after giving effect to such Incremental

Loan, (x) the representations and warranties contained in Article VII are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) on and as of the date of such Incremental Loan, with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, in each case as of such earlier date), and (y) no Default or Event of Default exists;
(G)    Schedule 1.1 shall be deemed revised to include any Incremental Term Loan, Incremental Term Loan Commitments, Incremental Revolving Credit Increase and Incremental Revolving Credit Commitments, as applicable, and to include thereon any Person that becomes a Lender pursuant to this Section 5.15;
(H)    from and after the effectiveness of any Incremental Term Loan Commitment, the Incremental Term Loans, Incremental Revolving Credit Increase and Incremental Revolving Credit Commitments, as applicable, established pursuant to this Section 5.15 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Security Documents;
(I)    (1)    in the case of each Incremental Term Loan (the terms of which shall be set forth in the relevant joinder documents entered into pursuant to Section 5.15(a)(ii)(E)):
(x)    the final maturity date of any Incremental Term Loan shall be no earlier than the maturity date of the Initial Term Loans and the Weighted Average Life to Maturity of any such Incremental Term Loan shall not be shorter than the Weighted Average Life to Maturity of the Initial Term Loans;
(y)    the amortization schedule (subject to clause (x) above), Applicable Margin and pricing grid, if applicable, for any Incremental Term Loan shall be determined by the Lenders providing such Incremental Term Loan and the Borrower; provided that if the Applicable Margin in respect of any Incremental Term Loan exceeds the Applicable Margin for the Initial Term Loan and the Revolving Credit Loans by more than 0.50%, then the Applicable Margin for the Initial Term Loan and the Revolving Credit Loans shall be increased so that the Applicable Margin in respect of such Initial Term Loan and the Revolving Credit Loans is equal to the Applicable Margin for the Incremental Term Loan minus 0.50%; provided further in determining the Applicable Margin applicable to each Incremental Term Loan and the Applicable Margin for the Initial Term Loan and the Revolving Credit Loans,

(x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under such Incremental Term Loan or the Initial Term Loan and the Revolving Credit Loans shall be included (with OID being equated to interest based on assumed four-year life to maturity) and (y) customary arrangement or commitment fees payable to any Arranger (or its affiliates) in connection with the Initial Term Loan and the Revolving Credit Loans or to one or more arrangers (or their affiliates) of any Incremental Term Loan shall be excluded (it being understood that the effects of any and all interest rate floors shall be included in determining Applicable Margin under this provision); and
(z)    except as provided above, any Incremental Term Loan shall be on terms consistent with the Initial Term Loans (or on terms that are not more restrictive than the Initial Term Loans as agreed to by the Lenders providing such Incremental Term Loan) and no Incremental Term Loan shall be entitled to mandatory prepayments on a better than pro rata basis with the Initial Term Loans.
(2)    in the case of each Incremental Revolving Credit Increase:
(x)    the terms of each Incremental Revolving Credit Commitment (other than upfront fees) shall be the same as those of the Revolving Credit Commitments that are increased; and
(y)    the Borrower shall prepay any Revolving Credit Loans owing by it and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 5.9) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Revolving Credit Commitments arising from any nonratable increase in the Revolving Credit Commitments under this Section and each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that, upon the effectiveness of each Incremental Revolving Credit Commitment, the Lender providing each Incremental Revolving Credit Commitment shares ratably in the aggregate principal amount of all outstanding Revolving Credit Loans and L/C Obligations.
Section 5.16    Amend and Extend Transaction.
(a)    The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the maturity date of any Loans and Commitments to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of the Revolving Credit Commitments and/or Term Loans that will be subject to the Extension, (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion))

and (iii) identify the Revolving Credit Commitments and/or the relevant Term Loans to which such Extension relates. Each Lender of the applicable Loans (or tranche thereof) shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Loans pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrower. If the aggregate principal amount of Revolving Credit Commitments or Term Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Credit Commitments or Term Loans, as applicable, subject to the Extension Offer as set forth in the Extension notice, then the Revolving Credit Commitments or Term Loans, as applicable, of Lenders of the applicable Loans shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(b)    The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Article VII and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension, (iii) the Issuing Lender shall have consented to any Extension of the Revolving Credit Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit at any time during the extended period and (iv) the terms of such Extended Revolving Credit Commitments and Extended Term Loans shall comply with paragraph (c) of this Section.

(c)    The terms of each Extension shall be determined by the Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided that (i) the final maturity date of any Extended Revolving Credit Commitment or Extended Term Loan shall be no earlier than the Revolving Credit Maturity Date or the Term Loan Maturity Date, respectively, (ii)(A) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Revolving Credit Commitments and (B) the weighted average life to maturity of the Extended Term Loans shall be no shorter than the remaining average life to maturity of the existing Term Loans, (iii) the Extended Revolving Credit Loans and the Extended Term Loans will rank pari passu in right of payment and with respect to security with the existing Revolving Credit Loans and the existing Term Loans and the borrower and guarantors of the Extended Revolving Credit Commitments or Extended Term Loans, as applicable, shall be the same as the Borrower and Guarantors with respect to the existing Revolving Credit Loans or Term Loans, as applicable, (iv) the interest rate margin, rate floors, fees, original issue discount, amortization schedule (subject to clause (ii)(B) above) and premium applicable to Extended Term Loans shall be determined by the Borrower and the applicable extending Lenders, (v)(A) the Extended Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the other Term Loans and (B) borrowing and prepayment of Extended Revolving Credit Loans, or reductions of Extended Revolving Credit Commitments, and participation in Letters of Credit, shall be on a pro rata basis with the other Revolving Credit Loans (other than upon the maturity of the non-extended Revolving Credit Loans) and (vi) the terms of the Extended Revolving Credit Commitments or Extended Term Loans, as applicable, shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above).

(d)    In connection with any Extension, the Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Revolving Credit Commitments or Extended Term Loans as a new tranche of Revolving Credit Commitments or Term Loans, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranche (including to preserve the pro rata treatment of the extended and non-extended tranches and to provide for the reallocation of Revolving Credit Exposure upon the expiration or termination of the commitments under any tranche), in each case on terms consistent with this section.

ARTICLE VI

CONDITIONS OF CLOSING AND BORROWING
Section 6.1    Conditions to Closing and Initial Extensions of Credit.
The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letters of Credit, if any, is subject to the satisfaction (or waiver) of each of the following conditions:
(a)    Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Term Loan Note in favor of each Lender requesting a Term Loan Note and the applicable Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.
(b)    Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(i)    Officer’s Certificate. A certificate from a Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) on and as of the Closing Date; (B) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; (C) since December 31, 2016, no event has occurred, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect; and (E) each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 6.1(d), 6.1(f)(ii) and 6.2.
(ii)    Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws, operating agreement or other governing document of such Credit Party as in effect on the Closing Date and (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.
(iii)    Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization.
(iv)    Opinions of Counsel. Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the addressees thereof).
(c)    Personal Property Collateral.
(i)    Filings and Recordings. The Administrative Agent shall have received all filings and recordations to be made that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral, and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon.
(ii)    Pledged Collateral. The Administrative Agent shall have received, to the extent required to be delivered under the Security Documents, (A) original stock certificates or other certificates, if any, evidencing the Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note, if any, pledged pursuant to the Security Documents, together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof.
(iii)    Lien Search. The Administrative Agent shall have received the results of a Lien search, in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).
(iv)    Property and Liability Insurance. The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property, business interruption and liability insurance covering each Credit Party (with appropriate endorsements naming the Administrative Agent as lender’s loss payee on all policies for property hazard insurance and as additional insured on all policies for liability insurance).
(d)    Consents; Defaults.
(i)    Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby.
(ii)    No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted or, to the knowledge of the Borrower, threatened or proposed before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
(e)    Financial Matters.
(i)    Financial Statements. The Administrative Agent shall have received (A) the audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2016 and the related audited statements of income and retained earnings and cash flows for the fiscal year then ended and (B) the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of September 31, 2017 and related unaudited interim statements of income and retained earnings.
(ii)    Financial Condition/Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the Borrower, certifying that after giving effect to the Transactions (including without limitation, the 2018 Dividend Payment), the Borrower and its Subsidiaries, on a Consolidated basis, are Solvent.
(iii)    Payment at Closing. The Borrower shall have paid (A) to the Administrative Agent and the Lenders the fees owing on the Closing Date set forth or referenced in Section 5.3(b) and any other accrued and unpaid fees or commissions due hereunder, (B) all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date and payable under Section 12.3 and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.
(f)    Miscellaneous.
(i)    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.2(a) and Section 4.2, and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.
(ii)    Existing Indebtedness. All existing Indebtedness of the Borrower and its Subsidiaries (including Indebtedness under the Existing Credit Agreement but excluding Indebtedness permitted pursuant to Section 9.1) shall be repaid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall be released in a manner satisfactory to the Administrative Agent.
(iii)    PATRIOT Act. The Borrower and each of the Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of any Anti-Money Laundering Laws and any applicable “know your customer” rules and regulations.
(iv)    Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested by it with respect to the transactions contemplated by this Agreement.
Without limiting the generality of the provisions of Section 11.3(c), for purposes of determining compliance with the conditions specified in this Section 6.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 6.2    Conditions to All Extensions of Credit.
The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit) and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:
(a)    Continuation of Representations and Warranties. The representations and warranties contained in Article VII shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, in each case as of such earlier date).
(b)    No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
(c)    Notices. With respect to the borrowing of any Loan, the Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.2(a) or Section 4.2, as applicable.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES
To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 6.2, that:
Section 7.1    Organization; Power; Qualification.
Each Credit Party and each Subsidiary thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. No Credit Party nor any Subsidiary thereof is an EEA Financial Institution.
Section 7.2    Ownership.
Each Subsidiary of each Credit Party as of the Closing Date is listed on Schedule 7.2. As of the Closing Date, the capitalization of each Credit Party and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.2. All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and, as of the Closing Date, are not subject to any preemptive or similar rights, except as described in Schedule 7.2. The shareholders or other owners, as applicable, of each Credit Party and its Subsidiaries and the number of shares owned by each as of the Closing Date are described on Schedule 7.2. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Capital Stock of any Credit Party or any Subsidiary thereof, except as described on Schedule 7.2.
Section 7.3    Authorization; Enforceability.
Each Credit Party and each Subsidiary thereof has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party and each Subsidiary thereof that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party and each Subsidiary thereof that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
Section 7.4    Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.
The execution, delivery and performance by each Credit Party and each Subsidiary thereof of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party or any Subsidiary thereof where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) consents or filings under the UCC and (iii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office.
Section 7.5    Compliance with Law; Governmental Approvals.

Each Credit Party and each Subsidiary thereof (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except in the case of each of clauses (i), (ii) and (iii) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.
Section 7.6    Tax Returns and Payments.
Each Credit Party and each Subsidiary thereof has duly filed or caused to be filed all federal and other material tax and information returns required by Applicable Law to be filed, except as set forth on Schedule 7.6, and has paid, or made adequate provision for the payment of, all federal and other material taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party). Such returns accurately reflect in all material respects all liability for taxes of any Credit Party or any Subsidiary thereof for the periods covered thereby, except as set forth on Schedule 7.6. There is no proposed tax assessment against any Credit Party or any Subsidiary that would, if made, have a Material Adverse Effect (other than any proposed tax assessment which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Person).  No Governmental Authority has asserted any Lien or other claim against any Credit Party or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party and (b) Permitted Liens). The charges, accruals and reserves on the books of each Credit Party and each Subsidiary thereof in respect of federal, state, local and other taxes for all fiscal years and portions thereof since the organization of any Credit Party or any Subsidiary thereof are in the judgment of the Borrower adequate, and the Borrower does not anticipate any material additional taxes or assessments for any of such years.
Section 7.7    Intellectual Property Matters.
Each Credit Party and each Subsidiary thereof owns, is licensed to use or possesses rights to use all material copyrights, copyright applications, patents, patent applications, trademarks, trademark applications, service marks and trade names (any or all of such items, “Intellectual Property”) which are reasonably necessary to conduct its business, except for such Intellectual Property the failure of which to own, license or possess the right to use could not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Credit Party, (i) no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights (other than the expiration of rights in Intellectual Property at the end of its statutory term) except as could not reasonably be expected to have a Material Adverse Effect, and (ii) no Credit Party nor any Subsidiary thereof materially infringes the Intellectual Property owned by any other Person under Applicable Law as a result of its business operations except as could not reasonably be expected to have a Material Adverse Effect.
Set forth on Schedule 7.7 is a complete and accurate list as of the Closing Date of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the Credit Parties (including the name/title, current owner, registration or application number, and registration or application date).
Section 7.8    Environmental Matters.
Except as could not reasonably be expected to have a Material Adverse Effect:
(a)    The properties owned, leased or operated by each Credit Party and each Subsidiary thereof now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental Laws;
(b)    Each Credit Party and each Subsidiary thereof and such properties and all operations conducted in connection therewith are in compliance, and, to the knowledge of the Borrower and its Subsidiaries, have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;
(c)    No Credit Party nor any Subsidiary thereof has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does any Credit Party or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;
(d)    Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Credit Party or any Subsidiary thereof in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;
(e)    No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Credit Party or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Credit Party, any Subsidiary thereof or such properties or such operations; and

(f)    There has been no release, or to the best of the Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Credit Party or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
Section 7.9    Employee Benefit Matters.
(a)    As of the Closing Date, Schedule 7.9 sets forth a list of all material Employee Benefit Plans;
(b)    Each Credit Party is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any Credit Party which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;
(c)    Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, as of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Credit Party failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;
(d)    Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no Credit Party has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;
(e)    No Termination Event has occurred; and
(f)    Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding,

claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the knowledge of the Borrower, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party, (ii) any Pension Plan or (iii) any Multiemployer Plan.
Section 7.10    Margin Stock.
No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 9.2 or Section 9.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the Threshold Amount will be “margin stock”. If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U.
Section 7.11    Government Regulation.
No Credit Party nor any Subsidiary thereof is an “investment company” (as such term is defined or used in the Investment Company Act of 1940, as amended), and no Credit Party nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.
Section 7.12    Contractual Obligations.
No Credit Party nor any Subsidiary thereof (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.
Section 7.13    Employee Relations.
As of the Closing Date, no Credit Party or any Subsidiary thereof is party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.13. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 7.14    Financial Statements.
The audited and unaudited financial statements delivered pursuant to Section 6.1(e)(i) are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.
Section 7.15    No Material Adverse Change.
Since December 31, 2016, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
Section 7.16    Solvency.
The Credit Parties, on a Consolidated basis, are Solvent.
Section 7.17    Titles to Properties.
As of the Closing Date, the real property listed on Schedule 7.17 constitutes all of the real property that is owned, leased or subleased by any Credit Party or any of its Subsidiaries. Each Credit Party and each Subsidiary thereof has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, except those which have been disposed of by the Credit Parties and their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.
Section 7.18    Litigation.
There are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
Section 7.19    Anti-Corruption Laws and Sanctions.
(a)    None of (i) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers, employees or Affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (x) is a Sanctioned Person or currently the target of any Sanctions or (y) has taken any action, directly or indirectly, that would constitute a violation by such Persons of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions in connection with the business of the Borrower or any Subsidiary.

(b)    Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(c)    No proceeds of any Extension of Credit have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 8.12(b).
Section 7.20    Absence of Defaults.
No event has occurred or is continuing which constitutes a Default or an Event of Default.
Section 7.21    Investment Bankers’ and Similar Fees.
No Credit Party has any obligation to any Person in respect of any finders’, brokers’, investment banking or other similar fee in connection with any of the Transactions.
Section 7.22    Disclosure.
The Borrower and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Credit Party and any Subsidiary thereof are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information represents the Borrower’s reasonable good faith estimate of the Borrower’s future financial performance and the related assumptions are believed by Borrower to be fair in light of current business conditions; provided, further, that the Borrower can give no assurance that such projections will be attained.
Section 7.23    Inactive Companies.
Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, no Inactive Company employs any employees, owns any assets, has incurred any obligations or conducts any business activity, in each case, other than as described on Schedule 7.23.
ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations under the Loan Documents (other than contingent indemnification and expense reimbursement obligations not then due or asserted) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments have been terminated, each Credit Party will, and will cause each of its Subsidiaries to:
Section 8.1    Financial Statements and Budgets.
Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    Annual Financial Statements. As soon as practicable and in any event within one hundred twenty (120) days (or, if earlier, on the date of any required public filing thereof) after the end of each fiscal year (commencing with the 2017 fiscal year), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal year and audited Consolidated statements of income, retained earnings and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding fiscal year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit (other than solely with respect to, or resulting solely from, an upcoming maturity date of any Indebtedness under this Agreement occurring within one year from the time such opinion is delivered).
(b)    Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof, or such later date as the SEC may permit for the delivery of the Borrower’s Form 10-Q) after the end of the first three fiscal quarters of each fiscal year (commencing with the first fiscal quarter of the 2018 fiscal year), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding fiscal year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial position of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

(c)    Annual Business Plan and Budget. As soon as practicable and in any event within forty-five (45) days after the end of each fiscal year, a business plan and operating and capital budget of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet (the “Projections”), accompanied by a certificate from a Responsible Officer of the Borrower stating that such budget contains good faith estimates (utilizing assumptions believed to be reasonable at the time of delivery of such budget) of the financial position and operations of the Borrower and its Subsidiaries for such period (it being understood that the Projections are inherently unreliable and that actual performance may differ materially from the Projections).
Section 8.2    Certificates; Other Reports.
Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    at each time financial statements are delivered pursuant to Sections 8.1(a) or (b), a duly completed Officer’s Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;
(b)    promptly upon receipt thereof, copies of all final management reports, if any, submitted to any Credit Party, any Subsidiary thereof or any of their respective boards of directors by their respective independent public accountants in connection with their auditing function, including any management responses thereto;
(c)    promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Indebtedness of any Credit Party or any Subsidiary thereof in excess of the Threshold Amount pursuant to the terms of any indenture, loan or credit or similar agreement;
(d)    promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Credit Party or any Subsidiary thereof with any Environmental Law that could reasonably be expected to have a Material Adverse Effect;
(e)    promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, as from time to time reasonably requested by the Administrative Agent or any Lender;
(f)    at each time financial statements are delivered pursuant to Section 8.1(a), a certificate of a Responsible Officer of the Borrower (i) listing (A) all applications by any Credit Party, if any, for registration or issuance in the United States of Copyrights, Patents or Trademarks (each such term as defined in the Security Agreement) made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date) and (B) all issuances of registrations or letters on existing applications filed in the United States by any Credit Party for Copyrights, Patents and Trademarks (each such term as defined in the Security Agreement) received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (ii) attaching evidence of insurance for any insurance coverage of any Credit Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements;
(g)    such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request; and
(h)    promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or material communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto.
Documents required to be delivered pursuant to Section 8.1(a) or (b), Section 8.2(h) or Section 8.3 (to the extent any such documents and/or notices are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed in Section 12.1; or (ii) on which such documents are posted on the Borrower’s behalf on the website of the United States Securities and Exchange Commission or an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent of the posting of any such documents.
The Borrower hereby acknowledges that the Administrative Agent will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder by posting such materials and/or information on the “private side” of SyndTrack Online or another similar electronic system.
Section 8.3    Notice of Litigation and Other Matters.
Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    the occurrence of any Default or Event of Default;
(b)    the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses in each case that if adversely determined could reasonably be expected to result in a Material Adverse Effect;
(c)    any notice of any violation received by any Credit Party or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of

Environmental Laws, which in any such case could reasonably be expected to have a Material Adverse Effect;
(d)    any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party or any Subsidiary thereof which could reasonably be expected to have a Material Adverse Effect;
(e)    any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Contractual Obligation to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect; and
(f)    if a material liability to the Borrower would result, (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, and (iv) the Borrower obtaining knowledge that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.
Each notice pursuant to Section 8.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 8.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
Section 8.4    Preservation of Corporate Existence and Related Matters.
Except as permitted by Section 9.4 and Section 9.5, preserve and maintain its (i) separate corporate existence and (ii) good standing under the laws of its jurisdiction, incorporation, organization or formation, as applicable, except in the case of clause (ii) to the extent such lack of good standing could not reasonably be expected to result in a Material Adverse Effect.
Section 8.5    Maintenance of Property and Licenses.
(a)    In addition to the requirements of any of the Security Documents, protect and preserve all Properties necessary in and material to its business, including, to the extent necessary in each Credit Party’s reasonable business judgment, the copyrights, patents, trade names, service marks and trademarks owned by such Credit Party; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in each case except as such action or inaction is permitted by Section 9.4 or Section 9.5 or would not reasonably be expected to result in a Material Adverse Effect.
(b)    Maintain, in full force and effect in all material respects, each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority (each a “License”) required for each of them to conduct their respective businesses as presently conducted, other than any License which the failure to maintain in full force and effect could not reasonably be expected to result in a Material Adverse Effect.
Section 8.6    Insurance.
Maintain insurance with financially sound and reputable insurance companies against at least such risks and as is sufficient and as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including, without limitation, hazard and business interruption insurance). All such insurance (other than executive liability insurance, including, without limitation, directors and officers insurance) shall (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (b) name the Administrative Agent as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name the Administrative Agent as lender’s loss payee. On the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the dates of the expiration thereof and the properties and risks covered thereby.
Section 8.7    Payment of Taxes.
Pay and perform all federal and other material taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property; provided that the Borrower or such Subsidiary may contest any item described in this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.
Section 8.8    Compliance with Laws and Approvals.
Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 8.9    Environmental Laws.
In addition to and without limiting the generality of Section 8.8, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect and (b) conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws except to the extent failure so to comply could not reasonably be expected to result in a Material Adverse Effect.
Section 8.10    Visits and Inspections.
Permit representatives of the Administrative Agent, from time to time upon prior reasonable notice (which such notice shall be in writing and provided at least two (2) Business Days prior to such access, unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and the Administrative Agent shall have access at any and all times during the continuance thereof) and at such times during normal business hours, all at the expense of the Borrower, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year at the Borrower’s expense; provided further that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time without advance notice.
Section 8.11    Additional Subsidiaries.
(a)    Additional Domestic Subsidiaries. Notify the Administrative Agent of the creation or acquisition of any Wholly-Owned Domestic Subsidiary and, promptly thereafter (and in any event within thirty (30) days after such creation or acquisition), cause such Person to (i) become a Guarantor by delivering to the Administrative Agent a duly executed supplement to this Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) grant a security interest in all Collateral (subject to the exceptions specified in the Security Agreement) owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to the Security Agreement and each other applicable Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each Security Document, (iii) deliver to the Administrative Agent such documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (v) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent in order to more effectively carry out the terms of this paragraph (a), and cause the applicable Credit Party to deliver to the Administrative Agent, if applicable, original stock or other certificates evidencing the Capital Stock of such Person, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof.
(b)    Additional Foreign Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a First Tier Foreign Subsidiary and, promptly thereafter (and in any event within forty-five (45) days after notification), cause the applicable Credit Party to deliver to the

Administrative Agent (i) Security Documents pledging sixty-five percent (65%) (or such greater percentage that, due to a change in an Applicable Law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such First Tier Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such First Tier Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the total outstanding voting Capital Stock (and one hundred percent (100%) of the non-voting Capital Stock) of any such new First Tier Foreign Subsidiary and a consent thereto executed by such new First Tier Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such new First Tier Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof) and (ii) such documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent (unless such documents and certificates have previously been delivered to the Administrative Agent).
(c)    Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than the applicable merger agreement, any related agreements and any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 8.11(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 8.11(a) or (b), as applicable, within the later of (x) ten (10) Business Days of the consummation of such Permitted Acquisition and (y) the period set forth in Section 8.11(a) or (b), as applicable).
(d)    Exclusions. The provisions of this Section 8.11 shall not apply to assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.
Section 8.12    Use of Proceeds.
(a)    The Borrower shall use the proceeds of the Extensions of Credit (a) on the Closing Date to refinance certain Indebtedness of the Borrower and its Subsidiaries, to pay fees and expenses incurred in connection with the Transactions and for general corporate purposes, (b) on or after the Closing Date to finance the 2018 Dividend Payment, and (c) with respect to Revolving Credit Loans and Incremental Term Loans, for working capital and general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, Permitted Acquisitions and Restricted Payments.
(b)    The Borrower will not request any Extension of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Extension of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 8.13    Deposit Accounts.
(a)    Within thirty (30) days of the Closing Date (or such later date as reasonably agreed to by the Administrative Agent), the Credit Parties shall execute and deliver (or shall cause to be executed and delivered) to the Administrative Agent, control agreements with respect to any deposit accounts maintained by any Credit Party as of Closing Date (other than any Excluded Accounts) in form and substance reasonably acceptable to the Administrative Agent.
(b)    The Credit Parties shall not establish any new deposit account with any financial institution (other than an Excluded Account) unless the applicable Credit Party shall have executed and delivered (or caused to be executed and delivered) to the Administrative Agent, within thirty (30) days after the opening of such new deposit account, a control agreement with respect to such account (other than any such account that is an Excluded Account) in form and substance reasonably acceptable to the Administrative Agent.
Section 8.14    Compliance with Anti-Corruption Laws and Sanctions. The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
Section 8.15    Further Assurances.
Maintain the security interest created by the Security Documents in accordance with Section 2 of the Security Agreement, subject to the rights of the Credit Parties to dispose of the Collateral pursuant to the Loan Documents; and make, execute and deliver all such additional and further acts, things, deeds, instruments and documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Administrative Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Loan Documents; provided that, with respect to the pledge of Capital Stock of any Foreign Subsidiary required hereunder, no Security Document governed by the law of any foreign jurisdiction shall be required in connection with such pledge to the extent that the original certificates evidencing the Capital Stock of such Foreign Subsidiary, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof, is delivered to the Administrative Agent.
ARTICLE IX

NEGATIVE COVENANTS

Until all of the Obligations under the Loan Documents (other than contingent indemnification and expense reimbursement obligations not then due or asserted) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments have been terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to:
Section 9.1    Indebtedness.
Create, incur, assume or suffer to exist any Indebtedness except:
(a)    the Obligations;
(b)    Indebtedness and obligations owing under Hedge Agreements entered into for non-speculative purposes;
(c)    Indebtedness existing on the Closing Date and listed on Schedule 9.1, and any refinancings, refundings, renewals or extensions thereof; provided that (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to accrued and unpaid interest, fees and expenses, a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the final maturity date and weighted average life of such refinancing, refunding, renewal or extension shall not be prior to or shorter than that applicable to the Indebtedness prior to such refinancing, refunding, renewal or extension;
(d)    Indebtedness in an aggregate amount not to exceed the greater of $4,000,000 and 10% of Consolidated EBITDA (as of the last day of the most recently ended fiscal period for which financial statements have been delivered pursuant to Section 8.1(a) or 8.1(b)) at any time outstanding, incurred in connection with Capital Leases and purchase money Indebtedness;
(e)    Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 9.3, to the extent that (A) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (B) neither the Borrower nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (C) the aggregate outstanding principal amount of such Indebtedness does not exceed the greater of $4,000,000 and 10% of Consolidated EBITDA (as of the last day of the most recently ended fiscal period for which financial statements have been delivered pursuant to Section 8.1(a) or 8.1(b)) at any time outstanding;
(f)    Guaranty Obligations with respect to Indebtedness permitted pursuant to subsections (a) through (e), (g)(i), (g)(iii), (i) and (m) of this Section;
(g)    unsecured intercompany Indebtedness (i) owed by any Credit Party to another Credit Party, (ii) owed by any Non-Guarantor Subsidiary to any Credit Party in an aggregate principal amount not to exceed the greater of $4,000,000 and 10% of Consolidated EBITDA (as of the last day of the most recently ended fiscal period for which financial statements have been delivered pursuant to Section 8.1(a) or 8.1(b)) at any time outstanding (taken together with, without duplication, the amount of Investments permitted under Section 9.3(j)) (provided that any Indebtedness owed by such Non-Guarantor Subsidiary to any Credit Party pursuant to this clause (ii) shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Administrative Agent pursuant to the Security Documents) and (iii) owed by any Credit Party to any Non-Guarantor Subsidiary (provided that any Indebtedness owed by such Credit Party to any Non-Guarantor Subsidiary pursuant to this clause (iii) shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent);
(h)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
(i)    Indebtedness under performance bonds, surety bonds, customs bonds, return of money bonds, release, appeal and similar bonds, statutory obligations, with respect to workers’ compensation, unemployment insurance and other types of social security or similar claims or with respect to financing of insurance premiums, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;
(j)    Indebtedness owing to management, executives, officers, directors, consultants, professional advisors and/or employees of the Borrower to purchase or redeem Capital Stock or options of the Borrower; provided that such Indebtedness is unsecured and subordinated to the Obligations in form and substance satisfactory to the Administrative Agent, and, in any event, all cash payments, if any are permitted, in respect of such Indebtedness shall comply with Section 9.6(d);
(k)    Indebtedness in respect of Franchises owned by any Credit Party for loans referred to in Section 9.3(q);
(l)    Indebtedness of Non-Guarantor Subsidiaries (including Foreign Subsidiaries that are not Credit Parties) in an aggregate principal amount not to exceed the Dollar equivalent of $250,000 at any time outstanding; and
(m)    other Indebtedness of any Credit Party or any Subsidiary thereof not otherwise permitted pursuant to this Section in an aggregate principal amount not to exceed $15,000,000 at any time outstanding (of which up to $10,000,000 of such Indebtedness may be secured pursuant Section 9.2(t)).
Section 9.2    Liens.
Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a)    (i) Liens created pursuant to the Loan Documents and (ii) Liens on cash or deposits granted in favor of the Issuing Lender as Cash Collateral;
(b)    Liens in existence on the Closing Date and described on Schedule 9.2, including Liens incurred in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 9.1(c) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 9.2); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;
(c)    Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws in excess of $100,000 in the aggregate) (i) not yet due or that remain payable without penalty or as to which the period of grace, if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(d)    the claims of materialmen, mechanics, carriers, warehousemen, mortgagees, repairmen, processors or landlords for labor, materials, supplies, rentals or other Property incurred in the ordinary course of business, which are not overdue for a period of more than ninety (90) days or, if more than ninety (90) days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(e)    deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, tenders, trade contracts, governmental contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), customs bonds, performance bonds, return of money bonds and other obligations of a like nature incurred in the ordinary course of business, or to secure liability to insurance carriers;
(f)    encumbrances in the nature of zoning restrictions, easements, rights-of-way and restrictions of record on the use of real property and minor defects and other irregularities of title, which do not materially impair the operation of the business of the Borrower and its Subsidiaries;
(g)    Liens arising from the filing of precautionary Uniform Commercial Code financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;
(h)    Liens securing Indebtedness permitted under Section 9.1(d); provided that (i) such Liens shall be created concurrently with or within ninety (90) days after the acquisition, repair, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair, improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable);

(i)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(l) or securing appeal or other surety bonds relating to such judgments;
(j)    Liens on Property (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (ii) of the Borrower or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens do not attach to any other Property of the Borrower or any of its Subsidiaries and (C) the Indebtedness secured by such Liens is permitted under Section 9.1(e) of this Agreement;
(k)    (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction (or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC) and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of any Borrower or any Subsidiary thereof;
(l)    (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;
(m)    any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business;
(n)    non-exclusive licenses and sublicenses (granted by a Credit Party or any Subsidiary of a Credit Party) and leases and subleases (by a Credit Party or any Subsidiary of a Credit Party as lessor or sublessor) to third parties entered into in the ordinary course of business, which do not (i) interfere in any material respect with the business of the Borrower and its Subsidiaries or materially detract from the value of the relevant assets or (ii) secure any Indebtedness;
(o)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(p)    Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(q)    Liens on earnest money deposits of cash or Cash Equivalents in connection with any Permitted Acquisition or any acquisition of any restaurant and accompanying assets by the Borrower or any Subsidiary thereof from any Franchisee in accordance with Section 9.3(t);

(r)    Liens on cash or any other Collateral delivered pursuant to any credit card processing agreement or similar agreement or documentation not to exceed $250,000 in the aggregate at any time outstanding;
(s)    Liens on property or assets of Non-Guarantor Subsidiaries (including Foreign Subsidiaries that are not Credit Parties) securing Indebtedness incurred under Section 9.1(l); and
(t)    Liens securing Indebtedness or other obligations in an aggregate outstanding amount not to exceed $10,000,000 at any time.
Section 9.3    Investments.
Purchase, own, invest in or otherwise acquire (in one transaction or a series of transactions), directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person (all the foregoing, “Investments”) except:
(a)    (i) Investments existing on the Closing Date in Subsidiaries existing on the Closing Date, (ii) Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 9.3, (iii) Investments made after the Closing Date by any Credit Party in any other Credit Party and (iv) Investments made after the Closing Date by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary or any other Person;
(b)    Investments in cash and Cash Equivalents;
(c)    Investments by the Borrower or any of its Subsidiaries in the form of Capital Expenditures permitted pursuant to this Agreement;
(d)    deposits made in the ordinary course of business to a customer or a vendor or to secure the performance of leases or other obligations, in each case as permitted by Section 9.2;
(e)    Hedge Agreements permitted pursuant to Section 9.1;
(f)    purchases of assets (including intellectual property) in the ordinary course of business;
(g)    the licensing or acquisition of intellectual property pursuant to a joint development agreement, license or other agreement;
(h)    Investments by the Borrower or any Subsidiary thereof in the form of Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition becomes a part of the Borrower or a Guarantor or becomes (whether or not such Person is a Wholly-Owned Subsidiary) a Guarantor in the manner contemplated by Section 8.11;

(i)    Investments in the form of intercompany Indebtedness permitted pursuant to Section 9.1(g);
(j)    Investments in any Non-Guarantor Subsidiary (including any Foreign Subsidiary that is not a Credit Party) or any other Person in an aggregate amount not to exceed at any time the greater of $4,000,000 and 10% of Consolidated EBITDA (as of the last day of the most recently ended fiscal period for which financial statements have been delivered pursuant to Section 8.1(a) or 8.1(b));
(k)    Guaranty Obligations permitted pursuant to Section 9.1;
(l)    loans and advances to management, executives, officers, directors, consultants, professional advisors and/or employees in the ordinary course of business not to exceed $250,000 in the aggregate at any time outstanding;
(m)    Investments consisting of (A) non-cash loans made by the Borrower to management, executives, officers, directors, consultants, professional advisors and/or employees of any Credit Party which are used by such Persons to purchase simultaneously Capital Stock or options of the Borrower and (B) advances made by any Credit Party or any of its Subsidiaries to management, executives, officers, directors, consultants, professional advisors and/or employees of any Credit Party or any of its Subsidiaries in the ordinary course of business to reimburse any such Person for expenses incurred in connection with performance of their duties in such respective capacity;
(n)    Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 9.5(e);
(o)    accounts receivable (whether or not evidenced by a note) owing to the Borrower or any of its Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, and Investments acquired in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;
(p)    Investments constituting loans and contributions (other than those made with amounts from vendor rebates) to Franchise related marketing and advertising funds, not to exceed an aggregate principal amount of $750,000 outstanding at any time;
(q)    guaranties of loans and Investments in Franchisees in an aggregate amount not to exceed $750,000 outstanding at any time;
(r)    Investments constituting accounts and payment intangibles owing to the Borrower or any of its Subsidiaries from Franchisees upon such terms as the Borrower or such Subsidiary establishes in good faith;
(s)    Investments not otherwise permitted pursuant to this Section 9.3 in an aggregate amount not to exceed $1,500,000 at any time outstanding; provided that, immediately before and immediately after giving pro forma effect to any such Investments, no Default or Event of Default shall have occurred and be continuing;
(t)    any other Investment after the Closing Date as follows:
(i)    if the Consolidated Leverage Ratio is greater than 4.50 to 1.00 at the time any such Investment is made and after giving pro forma effect thereto, the Credit Parties may make Investments not otherwise permitted pursuant to this Section 9.3 in an aggregate amount not to exceed at any one time outstanding the greater of (x) $20,000,000 and (y) an amount equal to 50% of Consolidated EBITDA (as of the last day of the most recently ended fiscal period for which financial statements have been delivered pursuant to Section 8.1(a) or 8.1(b)); and
(ii)    if the Consolidated Leverage Ratio is less than or equal to 4.50 to 1.00 at the time any such Investment is made and after giving pro forma effect thereto, the Credit Parties may make unlimited Investments;
provided, in each case, all of the following conditions are satisfied:

(v)    no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(w)    after giving effect to any such Investment, on a Pro Forma Basis as of the last day of the most recently ended fiscal period for which financial statements have been delivered pursuant to Section 8.1(a) or 8.1(b), the Credit Parties are in compliance with the covenants set forth in Section 9.13;
(x)    after giving effect to such Investment, there shall be no less than $5,000,000 of Liquidity;

(y)    the Credit Parties shall have complied with the requirements of Section 8.11, to the extent applicable, with respect to such Investment; and
(z)    no later than three (3) Business Days prior to the making of any such Investment, the Borrower shall have delivered to the Administrative Agent a certificate signed by a Responsible Officer demonstrating, in reasonable detail, compliance with this subsection (as applicable); and
(u)    acquisitions of restaurants from Franchisees no later than three (3) months after the Closing Date in an aggregate amount not to exceed $1,900,000.
For purposes of determining the amount of any Investment outstanding for purposes of this Section 9.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

Section 9.4    Fundamental Changes.
Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:
(a)    (i) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any Guarantor (provided that the Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary and the Borrower shall comply with Section 8.11 in connection therewith);
(b)    (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;
(c)    any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets;
(d)    (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;
(e)    dispositions permitted by Section 9.5;
(f)    any Wholly-Owned Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition, provided that (i) a Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Guarantor and the Borrower shall comply with Section 8.11 in connection therewith; and
(g)    any Person may merge into the Borrower or any of its Wholly-Owned Subsidiaries in connection with a Permitted Acquisition; provided that (i) in the case of a merger involving the Borrower or a Guarantor, the continuing or surviving Person shall be the Borrower or such Guarantor and (ii) the continuing or surviving Person shall be the Borrower or a Wholly-Owned Subsidiary of the Borrower.
Section 9.5    Asset Dispositions.

Make any Asset Disposition except:
(a)    the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;
(b)    non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business;
(c)    leases, subleases, licenses or sublicenses of real or personal property granted by any Borrower or any of its Subsidiaries to others in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;
(d)    dispositions in connection with Insurance and Condemnation Events; provided that the requirements of Section 4.4(b) are complied with in connection therewith;
(e)    Asset Dispositions not otherwise permitted pursuant to this Section; provided that (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition, (ii) such Asset Disposition is made for fair market value and the consideration received shall be no less than 75% in cash, (iii) the aggregate fair market value of all property disposed of in reliance on this clause (e) shall not exceed $3,000,000 in any fiscal year in respect of Asset Dispositions of personal property or real property and (iv) after giving effect to such Asset Disposition, the Credit Parties are in compliance on a Pro Forma Basis with the financial covenant set forth in Section 9.13(a), recomputed for the most recent fiscal quarter for which financial statements have been delivered;
(f)    (i) the discount or write-off of accounts receivable overdue by more than ninety (90) days or the sale of any such account receivable for the purpose of collection to any collection agency or (ii) the compromise or settlement of any such account receivable, in each case in the ordinary course of business, consistent with past practice;
(g)    (i) to the extent entered into in the ordinary course of business and made to a Person that is not an Affiliate of any Borrower, the assignment of intellectual property rights that is, in the good faith judgment of the applicable Credit Party or Subsidiary, no longer economically practicable to maintain or useful in any material respect in the conduct of the business of the Credit Parties and their Subsidiaries taken as a whole, and (ii) cancellation or abandonment or other disposition of intellectual property rights that is, in the good faith judgment of the applicable Credit Party or Subsidiary, no longer economically practicable to maintain or useful in any material respect in the conduct of the business of the Credit Parties and their Subsidiaries taken as a whole;
(h)    except as otherwise prohibited by Section 9.3 or Section 9.6, transfers of assets (i) between the Credit Parties and (ii) between or among Non-Guarantor Subsidiaries;
(i)    Liens permitted by Section 9.2, Investments permitted by Section 9.3 and Restricted Payments permitted by Section 9.6;

(j)    dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement Property;
(k)    (i) dispositions of Franchises acquired or reacquired by the Borrower or any Guarantor from Franchisees and disposed of in the ordinary course of business and (ii) dispositions deemed to have occurred upon creation of new Franchises in the ordinary course of business;
(l)    the unwinding of any Hedge Agreement pursuant to its terms; and
(m)    the disposition of any restaurant and accompanying assets owned by the Borrower or any Subsidiary to any Franchisee; provided that no Default or Event of Default shall exist or would result after giving effect to such disposition.
Section 9.6    Restricted Payments.
Declare or pay any dividend on, or make any payment or other distribution on account of any class of Capital Stock of any Credit Party or any Subsidiary thereof, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Capital Stock of any Credit Party or any Subsidiary thereof, or make any distribution of cash, property or assets to the holders of shares of any Capital Stock of any Credit Party or any Subsidiary thereof in respect of such shares, or make any payments in order to protect the holder of any option to purchase any such Capital Stock against dilution or in exchange for cancellation by any such option holder of any “change of control” bonus agreement that it holds (all of the foregoing, the “Restricted Payments”); provided that:
(a)    the Borrower may make the 2018 Dividend Payment on or after the Closing Date;
(b)    the Borrower or any Subsidiary thereof may pay dividends in shares of its own Qualified Capital Stock;
(c)    any Subsidiary of the Borrower may pay cash dividends to (i) the Borrower, (ii) any Guarantor or (iii) ratably to all holders (other than the Sponsor or any of its Affiliates) of its outstanding Qualified Capital Stock;
(d)    (i) Non-Guarantor Subsidiaries that are Domestic Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries that are Domestic Subsidiaries and (ii) Non-Guarantor Subsidiaries that are Foreign Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries that are Foreign Subsidiaries;
(e)    the Borrower may make additional Restricted Payments as follows:
(i)    if the Consolidated Leverage Ratio is greater than 4.50 to 1.00 at the time any such Restricted Payment is made and after giving pro forma effect thereto, the Credit Parties may make Restricted Payments not otherwise permitted pursuant to this Section 9.6 in an aggregate amount not to exceed $15,000,000 in any fiscal year; and

(ii)    if the Consolidated Leverage Ratio is less than or equal to 4.50 to 1.00 at the time any such Restricted Payment is made and after giving pro forma effect thereto, the Credit Parties may make unlimited Restricted Payments;
provided, in each case, all of the following conditions are satisfied:

(w)    no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(x)    after giving effect to such Restricted Payment, on a Pro Forma Basis as of the last day of the most recently ended fiscal period for which financial statements have been delivered pursuant to Section 8.1(a) or 8.1(b), the Credit Parties are in compliance with the covenants set forth in Section 9.13;
(y)    after giving effect to such Restricted Payment, there shall be no less than $5,000,000 of Liquidity; and

(z)    no later than three (3) Business Days prior to the making of any such Restricted Payment, the Borrower shall have delivered to the Administrative Agent a certificate signed by a Responsible Officer demonstrating, in reasonable detail, compliance with this subsection (as applicable); and
(f)    repurchases of Capital Stock of the Borrower (or any direct or indirect parent company) or any of its Subsidiaries deemed to occur upon “cashless” exercise of stock options or warrants.
Section 9.7    Transactions with Affiliates.
Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of the Borrower or any of its Subsidiaries, other than:
(i)    transactions permitted by Sections 9.1, 9.3, 9.4, 9.5, 9.6 and 9.12 and transactions constituting Equity Issuances;
(ii)    transactions existing on the Closing Date and described on Schedule 9.7 and a registration rights agreement among the Borrower, the Sponsor and certain other stockholders of the Borrower;
(iii)    other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party;
(iv)    employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business; and

(v)    payments permitted under Section 9.8.
Section 9.8    Management Fees and Compensation.
No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party except:
(a)    payment of reasonable compensation (as determined by the Credit Parties in their reasonable business judgment) to officers and employees for actual services rendered to the Credit Parties and their Subsidiaries in the ordinary course of business; and
(b)    payment of directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings, which shall not exceed in the aggregate, with respect to all such items, $1,000,000 in any fiscal year of the Borrower.
Section 9.9    Fiscal Year; Organizational Documents.
(a)    Change its fiscal year end (without the consent of the Administrative Agent).
(b)    Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse to the rights or interests of the Lenders.
Section 9.10    No Further Negative Pledges; Restrictive Agreements.
(a)    Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 9.1(d); provided, that any such restriction contained therein relates only to the asset or assets acquired in connection therewith, (iii) restrictions contained in the organizational documents of any Credit Party as of the Closing Date, (iv) restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided, that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien) and (v) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary.
(b)    Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) pay dividends or make any other distributions to any Credit Party or any Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to the Borrower or any Guarantor or (iii) act as a Guarantor pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (iii) above) for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 9.1(d) (provided, that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided, that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (F) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 9.5) that limit the transfer of such Property pending the consummation of such sale, (G) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto and (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business. Notwithstanding the foregoing, this Section 9.10 shall not in any event apply to (i) customary provisions entered into in the ordinary course of business of the Credit Parties restricting the assignment (including, in the case of leases, subletting, and, in the case of licenses, sublicensing) of any contractual obligation or (ii) reasonable and customary restrictions on cash or other deposits imposed or required by vendors in the ordinary course of business of the Credit Parties.
Section 9.11    Nature of Business.
Engage in any business other than the business conducted by the Borrower and its Subsidiaries as of the Closing Date and business activities reasonably related or ancillary thereto or that are reasonable extensions thereof, including the management of restaurants on behalf of Franchisees.
Section 9.12    Sale Leasebacks; Securitization Transactions; Synthetic Leases.
(a)    Directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which any Credit Party or any Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary of a Credit Party (other than a sale or transfer permitted by Section 9.5(e) or Section 9.5(h)) or (ii) which any Credit Party or any Subsidiary of a Credit Party intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Credit Party or such Subsidiary to another Person which is not another Credit Party or Subsidiary of a Credit Party in connection with such lease.
(b)    Directly or indirectly enter into any Securitization Transaction or Synthetic Lease.
Section 9.13    Financial Covenants.
(a)    Consolidated Leverage Ratio. As of the last day of any fiscal quarter ending during the periods specified below, permit the Consolidated Leverage Ratio to be greater than the corresponding ratio set forth below:

Period	Maximum Ratio
Closing Date through the last day of the fourth fiscal quarter of the 2018 fiscal year	6.00 to 1.00
The last day of the first fiscal quarter of the 2019 fiscal year through the last day of the fourth fiscal quarter of the 2019 fiscal year	5.75 to 1.00
The last day of the first fiscal quarter of the 2020 fiscal year through the last day of the fourth fiscal quarter of the 2020 fiscal year	5.50 to 1.00
The last day of the first fiscal quarter of the 2021 fiscal year and thereafter	5.25 to 1.00

(b)    Consolidated Fixed Charge Coverage Ratio. As of the last day of any fiscal quarter, permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.10 to 1.00.
(c)    Right to Cure. Notwithstanding anything to the contrary contained in Section 9.13(a) or (b), in the event that any Credit Party would otherwise be in default of the financial covenants set forth in Section 9.13(a) or (b) for any period, on or before the tenth Business Day subsequent to the due date for delivery of the financial statements for such period pursuant to Section 8.1(b) or, with respect to the fourth fiscal quarter of a fiscal year of the Borrower, Section 8.1(a), the Borrower shall have the right to issue Qualified Capital Stock for cash in an aggregate amount equal to the amount necessary to cure the relevant failure to comply with all the applicable financial covenants contained in Section 9.13(a) and/or (b) (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”), such financial covenants shall be recalculated giving effect to the following: (i) Consolidated EBITDA for the fiscal quarter ending at the end of such period shall be increased by the Cure Amount, and such increase shall be effective for all periods that include such fiscal quarter and (ii) if, after giving effect to the foregoing recalculations, the Credit Parties shall then be in compliance with the requirements of the financial covenants set forth in Section 9.13(a) and (b), the Credit Parties shall be deemed to have satisfied the requirements thereof as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default thereof which had occurred shall be deemed cured as of such date for all purposes of this Agreement; provided, that:
(i)    to the extent that the Cure Amount proceeds are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the Consolidated Leverage Ratio for the period with respect to which such Officer’s Compliance Certificate applies or any other Officer’s Compliance Certificate including such period applies;
(ii)    (A) in each four consecutive fiscal quarter period, there shall be a period of at least two (2) fiscal quarters in respect of which no Cure Right is exercised, (B) the Cure Amount for any applicable period shall be no greater than the aggregate amount necessary to cure all Events of Default arising in respect of Section 9.13(a) or (b) for such applicable period and (C) there shall be no more than five (5) Cure Rights exercised during the term of this Agreement; and

(iii)    (A) the Cure Amount shall be disregarded for all calculations under this Agreement other than compliance with Section 9.13(a) and/or (b), as applicable, and shall be disregarded for purposes of determining compliance with Sections 9.13(a) and (b) on a Pro Forma Basis for purposes of clause (g) of the definition of “Permitted Acquisitions” and (B) any cash comprising the Cure Amount shall not operate to reduce the Consolidated Leverage Ratio in any period to the extent any Cure Amount is included in calculations of Section 9.13(a) or (b).
Section 9.14    Disposal of Subsidiary Interests.
Permit any Domestic Subsidiary to be a non-Wholly-Owned Subsidiary except (a) as a result of or in connection with a dissolution, merger, amalgamation, consolidation or disposition permitted by Section 9.4 or 9.5 or (b) so long as such Domestic Subsidiary continues to be a Guarantor.
Section 9.15    Inactive Companies.
Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, no Inactive Company shall employ any employees, own any assets, incur any obligations or conduct any business activity, in each case, other than as described on Schedule 7.23.
ARTICLE X

DEFAULT AND REMEDIES
Section 10.1    Events of Default.
Each of the following shall constitute an Event of Default:
(a)    Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).
(b)    Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.
(c)    Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d)    Default in Performance of Certain Covenants. Any Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 8.1, 8.2(a), 8.3(a), 8.4, 8.6, 8.10, 8.11 or 8.12 or Article IX.
(e)    Default in Performance of Other Covenants and Conditions. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of the Borrower having obtained actual knowledge thereof.
(f)    Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $5,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount (or, with respect to any Hedge Agreement, the Hedge Termination Value) of which Indebtedness is in excess of $5,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).
(g)    Change in Control. Any Change in Control shall occur.
(h)    Voluntary Bankruptcy Proceeding. Any Credit Party or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
(i)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.
(j)    Failure of Agreements. Any material provision of this Agreement or any material provision of any other Loan Document shall for any reason cease to be valid and binding on any Credit Party or any Subsidiary thereof party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.
(k)    ERISA Events. The occurrence of any Termination Event.
(l)    Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered against any Credit Party or any Subsidiary thereof by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof.
Section 10.2    Remedies.
Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:
(a)    Acceleration; Termination of Credit Facility. Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(h) or (i), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
(b)    Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral account shall be applied by the

Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.
(c)    General Remedies. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.
(d)    Cure Right. Upon receipt by the Administrative Agent of written notice that Borrower intends to exercise its Cure Right for a fiscal period in accordance with the terms and provisions of Section 9.13(c), prior to the tenth (10th) Business Day subsequent to the due date for delivery of the relevant financial statements pursuant to Section 8.1(a) or (b), as applicable (the “Anticipated Cure Deadline”) the Administrative Agent shall not be permitted to exercise any of the rights or remedies set forth in this Section 10.2 on the basis of the Credit Parties’ failure to comply with the requirements of the covenants set forth in Section 9.13 for the applicable period but only to the extent that such rights or remedies arise exclusively as a result of the existence of the Credit Parties’ failure to comply with the requirements of the covenants set forth in Section 9.13 for the applicable period, until such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline. For the avoidance of doubt, after the Anticipated Cure Deadline, if the Credit Parties have not cured such failure pursuant to the exercise of the Cure Right in accordance with the terms of Section 9.13, the Administrative Agent may exercise any of the rights or remedies set forth in this Section 10.2.
Section 10.3    Rights and Remedies Cumulative; Non-Waiver; etc.
(a)    The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders and the Issuing Lender; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.4 (subject to the terms of Section 5.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 10.4    Crediting of Payments and Proceeds.
In the event that the Obligations have been accelerated pursuant to Section 10.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied:
First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, and the Issuing Lender in its capacity as such, ratably among the Administrative Agent and the Issuing Lender in proportion to the respective amounts described in this clause First payable to them;
Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Lender, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.
Excluded Swap Obligations with respect to any Credit Party shall not be paid with amounts received from such Credit Party or such Credit Party’s assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to the Secured Obligations otherwise set forth above in this Section.
Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI for itself and its Affiliates as if a “Lender” party hereto.
Section 10.5    Administrative Agent May File Proofs of Claim.
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 3.3, 5.3 and 12.3) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 12.3.

Section 10.6    Credit Bidding.
(a)    The Administrative Agent, with the consent of the Required Lenders, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for equity interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party).
(b)    Each Lender hereby agrees that, on behalf of itself and each of its Affiliates that is a Secured Party, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.
ARTICLE XI

THE ADMINISTRATIVE AGENT
Section 11.1    Appointment and Authority.
(a)    Each of the Lenders and the Issuing Lender hereby irrevocably designates and appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash

Management Bank) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of Articles XI and XII (including Section 12.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 11.2    Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 11.3    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(d)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

Section 11.4    Reliance by the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 11.5    Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
Section 11.6    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with, except during the continuation of an Event of Default, the consent of the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, except during the continuation of an Event of Default, with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, (b) the retiring Issuing Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
Section 11.7    Non-Reliance on Administrative Agent and Other Lenders.
Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 11.8    No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, managing agents, co-agents, book runners, lead managers, arrangers, lead arrangers or co-arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.
Section 11.9    Collateral and Guaranty Matters.
(a)    Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorizes the Administrative Agent, at its option and in its discretion:
(i)    to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Revolving Credit Commitment and payment in full of all Obligations under the Loan Documents (other than contingent indemnification and expense reimbursement obligations not then due or asserted) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) if approved, authorized or ratified in writing in accordance with Section 12.2;
(ii)    to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; and
(iii)    to release any Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.9. In each case as specified in this Section 11.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 11.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 9.5, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.
(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 11.10    Secured Hedge Agreements and Secured Cash Management Agreements.
No Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
ARTICLE XII

MISCELLANEOUS
Section 12.1    Notices.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
If to the Borrower:
Wingstop Inc.
5501 LBJ Freeway, 5th Floor
Dallas, TX 75240
Attention of:    Chief Financial Officer
Facsimile No.:    (972) 534-1859
E-mail:    MSkipworth@wingstop.com
Website address: www.wingstop.com
With copies to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention of:    Monica K. Thurmond

Facsimile No.:    (212) 373-3055
Email:     mthurmond@paulweiss.com
If to Wells Fargo as Administrative Agent:
Wells Fargo Bank, National Association, as Administrative Agent
1808 Aston Avenue, Suite 250
Carlsbad, CA 92008
Attention of:    Loan Administration
Telephone No.:    (760) 918-2712
Facsimile No.:     (760) 918-2727
E-mail:    debra.a.connell@wellsfargo.com
If to any Lender:
To the address set forth on the Register
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
(d)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(e)    Platform.
(i)    Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Borrower acknowledges and agrees that the DQ List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders.
(ii)    The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform except to the extent that such damages, losses or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, the Issuing Lender or any Lender by means of electronic communications pursuant to this Section, including through the Platform.
Section 12.2    Amendments, Waivers and Consents.
Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided that no amendment, waiver or consent shall:
(a)    increase the Revolving Credit Commitment of any Revolving Credit Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 10.2) without the written consent of such Revolving Credit Lender;
(b)    waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clauses (iii) and (v) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(c) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;
(d)    change Section 5.6 or Section 10.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby, other than any Lender whose Loans and other Obligations are paid in full and whose Commitments are terminated upon the effectiveness of such amendment;
(e)    change Section 4.4(b)(iv) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;
(f)    change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;
(g)    consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.4), in each case, without the written consent of each Lender;
(h)    release all or substantially all of the Guarantors from the Guaranty (other than as authorized in Section 11.9 or as otherwise specifically permitted or contemplated in this Agreement), without the written consent of each Lender; or

(i)    release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 11.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;
provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iv) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision and (v) the Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 5.8(c) in accordance with the terms of Section 5.8(c). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to (x) amend and restate this Agreement if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and (y) enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 12.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 5.15 (including, without limitation, as applicable, to permit the Incremental Term Loans and the increases in the Revolving Credit Commitments to share ratably in the benefits of this Agreement and the other Loan Documents); provided that no such amendment or modification shall (x) result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender or (y) modify the terms of Section 5.15.
Section 12.3    Expenses; Indemnity.
(a)    Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative

Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, its Affiliates and the Lenders, taken as a whole), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; limited in the case of legal fees under clauses (i), (ii) and (iii) to the reasonable legal fees and out-of-pocket expenses of a single counsel to the Administrative Agent, the Lenders and the Issuing Lender, taken as a whole, and not more than one local counsel, if reasonably deemed necessary, in any relevant local jurisdiction (unless representation of both the Administrative Agent and the Lenders in such matter by a single counsel would be inappropriate due to the existence of an actual conflict of interest, in which case the Borrower shall be required to reimburse the reasonable and documented legal fees and out-of-pocket expenses of one separate counsel for the Administrative Agent and one separate counsel for the Lenders, taken as a whole, as the Administrative Agent and the Lenders reasonably determine and in good faith are necessary in light of such actual conflict of interest).
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (any of the foregoing, a “Proceeding”), including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Indemnified Parties, (y) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for any material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arise from claims of any Indemnitee solely against one or more other Indemnitees that do not involve or have not resulted from an act or omission by any Credit Party or any Subsidiary (other than any action or proceeding involving the Administrative Agent or the Issuing Lender, in each case in its capacity as such, in which case such indemnity shall apply with respect to the Administrative Agent and/or the Issuing Lender, as applicable, to the extent otherwise available) or (B) any settlement entered into by such Indemnitee without your written consent (which consent shall not be unreasonably withheld); provided, however, that the foregoing indemnity in clause (B) herein will apply to any such settlement in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense. Notwithstanding the immediately preceding sentence, if at any time an Indemnitee shall have requested indemnification in accordance with this Agreement, the Borrower shall be liable for any settlement referred to in clause (B) of the immediately preceding sentence effected without the consent of the Borrower if (a) such settlement is entered into more than thirty (30) days after receipt by the Borrower of such request for such indemnification and (b) the Borrower shall not have provided such indemnification in accordance with such request prior to the date of such settlement. For purposes hereof, “Related Indemnified Parties” means, with respect to any Indemnitee, (1) the directors, officers and employees of such Indemnitee, (2) any controlling person or controlled affiliate of such Indemnitee, and (3) the agents of such Indemnitee or its controlling persons or controlled affiliates acting on behalf of, or at the instructions of, such Indemnitee, controlling person or controlled affiliate; provided that each reference to a controlling person or controlled affiliate in this sentence pertains to a controlling person or controlled affiliate that is involved in this Agreement or any Credit Facility.
It is understood that, with respect to the foregoing indemnification in this Section 12.3, the Borrower shall not be required to reimburse, or indemnify and hold harmless for, the reasonable and documented legal fees and out-of-pocket expenses of more than one outside counsel for all applicable Indemnitees, taken as whole (plus, in each case if reasonably deemed necessary by the affected Indemnitees, one local counsel in each relevant local jurisdiction, in each case for all such affected Indemnitees, taken as a whole) unless representation of all such affected Indemnitees in such matter by a single counsel would be inappropriate due to the existence of an actual conflict of interest, in which case the Borrower shall be required to reimburse, or indemnify and hold harmless for, the reasonable and documented legal fees and out-of-pocket expenses of one such additional counsel as such similarly affected Indemnitees reasonably determine and in good faith are necessary in light of such actual conflict of interest.
This Section 12.3 shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Issuing Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided, however, that the Borrower’s obligation to indemnify the Indemnitees as otherwise set forth in this Agreement from claims brought by third parties shall not be limited by the foregoing. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.
(e)    Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f)    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
Section 12.4    Right of Setoff.
If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or any of their respective Affiliates, irrespective of whether or not such Lender, the Issuing Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 12.5    Governing Law; Jurisdiction, Etc.
(a)    Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
Section 12.6    Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 12.7    Reversal of Payments.
To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Secured Parties or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.
Section 12.8    Injunctive Relief.
The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
Section 12.9    Accounting Matters.
If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
Section 12.10    Successors and Assigns; Participations.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $5,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 10.1(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved

Fund with respect to such Lender or (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Subsidiaries or Affiliates or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, each other Lender and the Borrower hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.2 that directly affects such Participant and would require the vote of all affected Lenders or all

Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.8, 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements of Section 5.11(f) (it being understood that the documentation required under Section 5.11(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 5.8, 5.9, 5.10 and 5.11, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 as though it were a Lender.
(e)    Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a

Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii)    If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loan, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 12.10), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

Section 12.11    Treatment of Certain Information; Confidentiality.
Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), and not disclose Information to any Person, except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and, to the extent such Person does not agree in writing to the terms of this Section 12.11, the Administrative Agent, each Lender and the Issuing Lender shall be liable for any breach of this Section by any of its Affiliates and Related Parties), (b) to the extent required or requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process (and, to the extent practicable and permitted by Applicable Laws, the Administrative Agent, Lender or Issuing Lender, as applicable, shall provide advance notice to the Borrower of any disclosure under this clause (c)), (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)), (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the

Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower (which source is not known by the Administrative Agent, such Lender or the Issuing Lender or any of their respective Affiliates to have provided such information in breach of any confidentiality restriction) or (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 12.12    Performance of Duties.
Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.
Section 12.13    All Powers Coupled with Interest.
All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations under the Loan Documents (other than contingent indemnification and expense reimbursement obligations not then due or asserted) remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.
Section 12.14    Survival.
(a)    All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.
(b)    Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
Section 12.15    Titles and Captions.
Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
Section 12.16    Severability of Provisions.
Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 12.17    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 12.18    Term of Agreement.
This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification and expense reimbursement obligations not then due or asserted) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
Section 12.19    USA PATRIOT Act.
The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of Anti-Money Laundering Laws, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower or such Guarantor in accordance with Anti-Money Laundering Laws.
Section 12.20    Independent Effect of Covenants.
The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII or IX hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII or IX if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII or IX.
Section 12.21    Inconsistencies with Other Documents.
In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.
Section 12.22    No Advisory or Fiduciary Responsibility.
(a)    In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees its understanding that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor or fiduciary, for the Borrower or any other Credit Party, (iii) none of the Administrative Agent, the Arrangers or the Lenders has assumed or will assume an advisory or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Borrower or any other Credit Party on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrower or any other Credit Party with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and the other Credit Parties, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory or fiduciary relationship and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. To the fullest extent permitted by law, each Credit Party hereby waives and releases any claims that it may have against the Administrative Agent, each of the Arrangers and each of the Lenders with respect to any breach or alleged breach of advisory or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
(b)    Each Credit Party acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any other Credit Party or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or an Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facility) and without any duty to account therefor to any other Lender, the Arrangers, the Borrower or any other Credit Party, in each case subject to requirements of Applicable Law.  Each Lender, the Arrangers and any Affiliate thereof may accept fees and other consideration from the Borrower or any other Credit Party for services in connection with this Agreement, the Credit Facility or otherwise without having to account for the same to any other Lender, the Arrangers, the Borrower or any other Credit Party.
Section 12.23    Acknowledgment and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE XIII

GUARANTY
Section 13.1    The Guaranty.
Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Hedge Bank, each Cash Management Bank, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.
Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Hedge Agreement or Cash Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.
Section 13.2    Obligations Unconditional.
The obligations of the Guarantors under Section 13.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Hedge Agreement or Cash Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article XIII until such time as the Obligations under the Loan Documents (other than contingent indemnification and expense reimbursement obligations not then due or asserted) have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of any of the Loan Documents, any Hedge Agreement between any Credit Party and any Hedge Bank, or any Cash Management Agreement between any Credit Party and any Cash Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Hedge Agreement or such Cash Management Agreements shall be done or omitted;
(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Hedge Agreement between any Credit Party and any Hedge Bank or any Cash Management Agreement between any Credit Party and any Cash Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Hedge Agreement or such Cash Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d)    any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or
(e)    any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Hedge Agreement between any Credit Party and any Hedge Bank or any Cash Management Agreement between any Credit Party and any Cash Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Hedge Agreement or such Cash Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 13.3    Reinstatement.
The obligations of the Guarantors under this Article XIII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
Section 13.4    Certain Additional Waivers.
Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 13.2 and through the exercise of rights of contribution pursuant to Section 13.6.
Section 13.5    Remedies.
The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 10.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 10.2) for purposes of Section 13.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 13.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Security Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.
Section 13.6    Rights of Contribution.
The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations under the Loan Documents (other than contingent indemnification and expense reimbursement obligations not then due or asserted) have been paid in full and the Commitments have terminated.
Section 13.7    Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article XIII is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
Section 13.8    Keepwell.
Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under the Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 13.8 for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article XIII, or otherwise under this Agreement or any other Loan Document, voidable under Debtor Relief Laws, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Obligations (other than contingent indemnification and expense reimbursement obligations not then due or asserted) shall have been paid in full in cash and the Commitments terminated. Each Qualified ECP Guarantor intends that this Section 13.8 constitute, and this Section 13.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of the Commodity Exchange Act.
[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.
BORROWER:                WINGSTOP INC.,
a Delaware corporation

By:     /s/ Michel J. Skipworth
Name:     Michael J. Skipworth
Title:    Chief Financial Officer

GUARANTORS:                WINGSTOP HOLDINGS, INC.,
a Delaware corporation

By:     /s/ Michel J. Skipworth
Name:     Michael J. Skipworth
Title:    Chief Financial Officer

WINGSTOP RESTAURANTS INC.,
a Texas corporation

By:     /s/ Michel J. Skipworth
Name:     Michael J. Skipworth
Title:    Chief Financial Officer

WINGSTOP BEVERAGES, INC.,
a Texas corporation

By:     /s/ Michel J. Skipworth
Name:     Michael J. Skipworth
Title:    President

WINGSTOP BEVERAGES II, INC.,
a Texas corporation

By:     /s/ Michel J. Skipworth
Name:     Michael J. Skipworth
Title:    President

WINGSTOP GCM, LLC
a Florida limited liability company

By:     /s/ Michel J. Skipworth
Name:     Michael J. Skipworth
Title:    Chief Financial Officer

AGENTS AND LENDERS:            WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent, Issuing Lender and Lender

By:     /s/ Maureen Malphus
Name:     Maureen Malphus
Title:     Vice President

CITIZENS BANK, N.A.

By:    /s/ Ravi Pillay
Name:    Ravi Pillay
Title:    Vice President

FIFTH THIRD BANK

By:    /s/ Michael H. Keith
Name:    Michael H. Keith
Title:    Vice President

BANK OF AMERICA, N.A.

By:    /s/ Anthony Luppino
Name:    Anthony Luppino
Title:    Vice President

BMO HARRIS BANK, N.A.

By:    /s/ Keith Watanabe
Name:    Keith Watanabe
Title:    Director

CADENCE BANK, N.A.

By:    /s/ Vance Waldron
Name:    Vance Waldron
Title:    VP

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:    /s/ Daniel Nunes
Name:    Daniel Nunes
Title:    Authorized Signatory

CAPITAL ONE, N.A.

By:    /s/ Michael J. Sullivan
Name:    Michael J. Sullivan
Title:    Duly Authorized Signatory

TEXAS CAPITAL BANK, N.A.

By:    /s/ John Kallina
Name:    John Kallina
Title:    Senior Vice President

EXHIBIT A-1
FORM OF REVOLVING CREDIT NOTE
[Date]
FOR VALUE RECEIVED, the undersigned, WINGSTOP INC., a Delaware corporation (the “Borrower”), promises to pay to _______________ (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the unpaid principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of January 30, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
The unpaid principal amount of this Revolving Credit Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in lawful currency of the United States in immediately available funds to the account designated in the Credit Agreement.
This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.
THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.
The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note as of the day and year first above written.
WINGSTOP INC.

By:
Name:
Title:

EXHIBIT A-2
FORM OF TERM LOAN NOTE
[Date]
FOR VALUE RECEIVED, the undersigned, WINGSTOP INC., a Delaware corporation (the “Borrower”), promises to pay to _______________ (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the unpaid principal amount of all Term Loans made by the Lender pursuant to that certain Credit Agreement, dated as of January 30, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
The unpaid principal amount of this Term Loan Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. All payments of principal and interest on this Term Loan Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.
This Term Loan Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Term Loan Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Term Loan Note and on which such Obligations may be declared to be immediately due and payable.
THIS TERM LOAN NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.
The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Term Loan Note.

IN WITNESS WHEREOF, the undersigned has executed this Term Loan Note as of the day and year first above written.

WINGSTOP INC.

By:
Name:
Title:

EXHIBIT B
FORM OF NOTICE OF BORROWING

Dated as of: _____________
Wells Fargo Bank, National Association,
as Administrative Agent
1808 Aston Avenue, Suite 250
Carlsbad, CA 92008
Attention: Loan Administration

Ladies and Gentlemen:
This irrevocable Notice of Borrowing is delivered to you pursuant to Section [2.2] [4.2] of the Credit Agreement dated as of January 30, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Wingstop Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
1.    The Borrower hereby requests that the Lenders make [a Revolving Credit Loan] [the Term Loan] to the Borrower in the aggregate principal amount of $___________. [Complete with an amount in accordance with Section 2.2 or Section 4.2, as applicable, of the Credit Agreement.]
2.    The Borrower hereby requests that such Loan be made on the following Business Day: _____________________. [Complete with a Business Day in accordance with Section 2.2 of the Credit Agreement for Revolving Credit Loans or Section 4.2 for the Term Loan].
3.    The Borrower hereby requests that such Loan bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Interest Rate	Interest Period (LIBOR Rate only)	Termination Date for Interest Period (if applicable)
[Base Rate or LIBOR Rate]

4.    The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the Loan requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

5.    All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.
WINGSTOP INC.

By:
Name:
Title:

EXHIBIT C
FORM OF NOTICE OF ACCOUNT DESIGNATION

Dated as of: _________
Wells Fargo Bank, National Association,
as Administrative Agent
1808 Aston Avenue, Suite 250
Carlsbad, CA 92008
Attention: Loan Administration

Ladies and Gentlemen:
This Notice of Account Designation is delivered to you pursuant to Section 2.2(b) of the Credit Agreement dated as of January 30, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Wingstop Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
1.    The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):
____________________________
ABA Routing Number: _________
Account Number: _____________
2.    This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the day and year first written above.
WINGSTOP INC.

By:
Name:
Title:

EXHIBIT D
FORM OF NOTICE OF PREPAYMENT

Dated as of: _____________
Wells Fargo Bank, National Association,
as Administrative Agent
1808 Aston Avenue, Suite 250
Carlsbad, CA 92008
Attention: Loan Administration

Ladies and Gentlemen:
This irrevocable Notice of Prepayment is delivered to you pursuant to Section [2.3(c)] [4.4(a)] of the Credit Agreement dated as of January 30, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Wingstop Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
1.    The Borrower hereby provides notice to the Administrative Agent that it shall prepay the following [Base Rate Loans] [and] [LIBOR Rate Loans]: _______________. [Complete with an amount in accordance with Section 2.3 or 4.4 of the Credit Agreement.]
2.    The Loan to be prepaid is [check each applicable box]
□    a Revolving Credit Loan
□    the Term Loan
3.    The Borrower shall prepay the above-referenced Loans on the following Business Day: _______________. [Complete with a date no earlier than (i) the same Business Day as of the date of this Notice of Prepayment with respect to any Base Rate Loan and (ii) three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate Loan.]
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.
WINGSTOP INC.

By:
Name:
Title:

EXHIBIT E
FORM OF NOTICE OF CONVERSION/CONTINUATION
Dated as of: _____________
Wells Fargo Bank, National Association,
as Administrative Agent
1808 Aston Avenue, Suite 250
Carlsbad, CA 92008
Attention: Loan Administration

Ladies and Gentlemen:
This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 5.2 of the Credit Agreement dated as of January 30, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Wingstop Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
1.    The Loan to which this Notice relates is [a Revolving Credit Loan] [the Term Loan]. (Delete as applicable.)
2.    This Notice is submitted for the purpose of: [Check one and complete applicable information in accordance with the Credit Agreement.]

□	Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

Outstanding principal balance:	$______________

Principal amount to be converted:	$______________

Requested effective date of conversion:	_______________

Requested new Interest Period:	_______________

□	Converting all or a portion of a LIBOR Rate Loan into a Base Rate Loan

Outstanding principal balance:	$______________

Principal amount to be converted:	$______________

Last day of the current Interest Period:	_______________

Requested effective date of conversion:	_______________

□	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

Outstanding principal balance:	$______________

Principal amount to be continued:	$______________

Last day of the current Interest Period:	_______________

Requested effective date of continuation:	_______________

Requested new Interest Period:	_______________

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.
WINGSTOP INC.

By:
Name:
Title:

EXHIBIT F
FORM OF OFFICER’S COMPLIANCE CERTIFICATE
The undersigned, on behalf of Wingstop Inc., a Delaware corporation (the “Borrower”), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:
1.    This certificate is delivered to you pursuant to [Section 8.2(a)] [Section 5.15] of the Credit Agreement dated as of January 30, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
2.    I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of _______________ and for the [fiscal year] [fiscal quarter] then ended and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated and consolidating basis as of the dates indicated and the results of their operations and cash flows for the period indicated [, subject to normal year end adjustments and absence of footnotes].
[THE FOLLOWING CLAUSES 3 AND 4 TO BE INCLUDED IF THIS CERTIFICATE IS DELIVERED IN CONNECTION WITH SECTION 8.2(a) OF THE CREDIT AGREEMENT]
3.    I have reviewed the terms of the Credit Agreement and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].
4.    The Applicable Margins and calculations determining such figures are set forth on the attached Schedule 1, the Borrower and its Subsidiaries are in compliance with the financial covenants contained in Section 9.13 of the Credit Agreement as shown on such Schedule 1 and the Borrower and its Subsidiaries are in compliance with the other covenants contained in the Credit Agreement.

[INCLUDE THE FOLLOWING CLAUSES AS APPLICABLE]
[__].    The calculations demonstrating that the Borrower is in compliance on a Pro Forma Basis (as of the date of [the acquisition]1 . and after giving effect thereto) with the covenant contained in Section 9.13(a) of the Credit Agreement are set forth on the attached Schedule 1.]2
[__].    The proceeds of the [Incremental Term Loan] [Revolving Credit Loans] made as of the date hereof shall be used by the Borrower for the following purposes (check appropriate boxes):

•	working capital and general corporate purposes of the Borrower and its Subsidiaries

•	Permitted Acquisition

•	Restricted Payment

•	[other]
[__].    The calculations demonstrating that the Borrower is in compliance with the financial covenants set forth in Section 9.13 of the Credit Agreement based on the financial statements referenced above both before and after giving effect (on a Pro Forma Basis) to [the making of any Incremental Term Loans pursuant to the Incremental Term Loan Commitment] [the making of any Revolving Credit Loans pursuant to the Incremental Revolving Credit Commitment] are set forth on the attached Schedule [1].]3

1 Describe acquisition
2 This certification must be provided with respect to any Permitted Acquisition.
3 This certification must be provided with respect to any Incremental Term Loan or Incremental Revolving Credit Commitment.

WITNESS the following signature as of the day and year first written above.
WINGSTOP INC.

By:
Name:
Title:

Schedule 1
to
Officer’s Compliance Certificate
[To be provided in a form reasonably acceptable to the Administrative Agent]

EXHIBIT G
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]4 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each an “Assignee”). [It is understood and agreed that the rights and obligations of the Assignees hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:    [INSERT NAME OF ASSIGNOR]
2.    Assignee(s):    See Schedules attached hereto

4For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
5Include bracketed language if there are multiple Assignees.

3.    Borrower:    Wingstop Inc.

4.	Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.
Credit Agreement:    Credit Agreement dated as of January 30, 2018 among Wingstop Inc., as Borrower, the Guarantors from time to time parties thereto, the Lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified)

6.	Assigned Interest: See Schedules attached hereto
[7.    Trade Date:        ______________]6
[Remainder of Page Intentionally Left Blank]

6To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 2____ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:	______________________________
Title:

ASSIGNEES

See Schedules attached hereto

[Consented to and]7Accepted:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent [and Issuing Lender]
By_________________________________
Title:
[Consented to:]8
WINGSTOP INC.

By________________________________
Title:

7To be added only if the consent of the Administrative Agent and Issuing Lender is required by the terms of the Credit Agreement. May also use a Master Consent.
8To be added only if the consent of the Borrower is required by the terms of the Credit Agreement. May also use a Master Consent.

SCHEDULE 1
To Assignment and Assumption
By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.
Assigned Interests:

Facility Assigned[9]	Aggregate Amount of Commitment/ Loans for all Lenders[10]	Amount of Commitment/ Loans Assigned[11]	Percentage Assigned of Commitment/ Loans[12]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[NAME OF ASSIGNEE]13
[and is an Affiliate/Approved Fund of [identify Lender]14]

By:	______________________________
Title:

9Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan,” etc.)
10Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
11Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
12Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
13Add additional signature blocks, as needed.
14Select as applicable.

ANNEX 1
to Assignment and Assumption
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.     Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2     Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 12.10(b)(iii), (v) and (vi) and Section 12.10(g) of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.10(b)(iii) or Section 12.10(g) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.     Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Schedule 1.1
COMMITMENTS

Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage	Initial Term Loan Commitment	Initial Term Loan Percentage
Wells Fargo Bank, National Association	$33,000,000.00	22.000000000%	$22,000,000.00	22.000000000%
Citizens Bank, N.A.	$24,000,000.00	16.000000000%	$16,000,000.00	16.000000000%
Fifth Third Bank	$18,000,000.00	12.000000000%	$12,000,000.00	12.000000000%
Bank of America, N.A.	$15,000,000.00	10.000000000%	$10,000,000.00	10.000000000%
BMO Harris Bank N.A.	$15,000,000.00	10.000000000%	$10,000,000.00	10.000000000%
Cadence Bank, N.A.	$15,000,000.00	10.000000000%	$10,000,000.00	10.000000000%
First Tennessee Bank National Association	$12,000,000.00	8.000000000%	$8,000,000.00	8.000000000%
Capital One, N.A.	$10,500,000.00	7.000000000%	$7,000,000.00	7.000000000%
Texas Capital Bank, N.A.	$7,500,000.00	5.000000000%	$5,000,000.00	5.000000000%
TOTAL:	$150,000,000.00	100.000000000%	$100,000,000.00	100.000000000%

SCHEDULE 7.2
SUBSIDIARIES AND CAPITALIZATION

Subsidiaries	Shares Authorized	Shares Issued and Outstanding	Class of Shares	Ownership
Wingstop Holdings, Inc.	100	100	Common	Wholly-owned by Wingstop Inc.
Wingstop Restaurants Inc.	1,000,000	80,000	Common	Wholly-owned by Wingstop Holdings, Inc.
Wingstop GCM, LLC	N/A	N/A	Membership interests	Wholly-owned by Wingstop Restaurants Inc.
Wingstop Restaurants LLC	N/A	N/A	Membership units	Wholly-owned by Wingstop Restaurants Inc.
Wingstop Beverages, Inc.	100	100	Common	Wholly-owned by Wingstop Restaurants Inc.
Wingstop Beverages II, Inc.	100	100	Common	Wholly-owned by Wingstop Beverages, Inc.
Wingstop Beverages III, Inc.	100	100	Common	Wholly-owned by Wingstop Beverages II, Inc.

SCHEDULE 7.6
TAX RETURNS AND PAYMENTS
Exception to returns accurately reflecting liability:
None.

SCHEDULE 7.7
INTELLECTUAL PROPERTY MATTERS
Patent Registrations and Applications:
None.
Copyright Registrations and Applications:
None.
Trademark Registrations and Applications:
United States

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	GET AT IT	4712431	03/31/2015	43
Wingstop Restaurants Inc.	KEEP AUSTIN WINGED	4884182	01/12/2016	43
Wingstop Restaurants Inc.	THE BONELESS WING EXPERTS	3185734	12/19/2006	42
Wingstop Restaurants Inc.	THE WING EXPERTS	3087485	05/02/2006	43
Wingstop Restaurants Inc.	VUELA POR ELLAS	4984668	06/21/2016	43
Wingstop Restaurants Inc.	WINGSTOP	3054484	01/31/2006	43
Wingstop Restaurants Inc.	WING-STOP	2121699	12/16/1997	42
Wingstop Restaurants Inc.	WING-STOP	4869642	12/15/2015	29, 30
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design	2422672	01/23/2001	42
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design (2014 Logo)	4720379	04/14/2015	43
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design (in color) (2014 Logo)	4842661	10/27/2015	43
Wingstop Restaurants Inc.	WING-STOP SPORTS & Design	4209249	09/18/2012	43

Credit Party	Trademark Registration	Application Number	Application Date	Class
Wingstop Restaurants Inc.	WING-STOP & Design (In Color-Green Background)	87/695124	11/22/2017	43

Argentina

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	2571792	05/23/2013	43

Australia

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	1108677	01/06/2012	43
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design	1275387	04/07/2016	43

Bahrain

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	1108677	01/06/2012	43
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design	1172532	02/22/2013	43

Brazil

Credit Party	Trademark Application	Application Number	Publication Date	Class
Wingstop Restaurants Inc.	WINGSTOP	904449378	03/03/2015	43
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design (2014 Logo)	909929440	10/06/2015	43
Wingstop Restaurants Inc.	THE WING EXPERTS	909929300	10/06/2015	43

Canada

Credit Party	Trademark Registration	Registration Number	Registration Date
Wingstop Restaurants Inc.	WINGSTOP	TMA928042	02/03/2016

Credit Party	Trademark Application	Application Number	Publication Date
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design (2014 Logo)	1744295	12/28/2016
Wingstop Restaurants Inc.	THE WING EXPERTS	1744294	12/14/2016

People’s Republic of China

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	CATER-WING	7076016	08/07/2010	43
Wingstop Restaurants Inc.	WINGSTOP	1108677	09/17/2012	43
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design	7076012	08/21/2010	43
Wingstop Restaurants Inc.	WING-STOP	7076013	08/07/2010	43
Wingstop Restaurants Inc.	THE BONELESS WING EXPERTS	7079014	02/07/2014	43
Wingstop Restaurants Inc.	THE WING EXPERTS	7076015	02/07/2014	43

Columbia

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	1108677	10/11/2016	43
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design (2014 Logo)	1275387	04/27/2017	43

Egypt

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	1108677	01/06/2012	43

European Community

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	1108677	01/17/2013	43
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design (2014 Logo)	1275387	09/28/2016	43

Guatemala

Credit Party	Trademark Application	Application Number	Application Date	Class
Wingstop Restaurants Inc.	WINGSTOP	M0010132-2017	10/31/2017	43

Hong Kong

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	302211948	12/05/2012	43

India

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WING-STOP THE WINGEXPERTS & Design (2014 Logo)	1275387	09/25/2017	43
Wingstop Restaurants Inc.	THE WING EXPERTS	1267453	01/04/2018	43

Credit Party	Trademark Application	Application Number	Application Date	Class
Wingstop Restaurants Inc.	WINGSTOP	2265301	01/12/2012	43

Indonesia

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	IDM000450324	01/26/3015	43

Credit Party	Trademark Application	Application Number	Application Date	Class
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design (2014 Logo)	J002015044966	10/13/2015	43
Wingstop Restaurants Inc.	THE WING EXPERTS	J002015044967	10/13/2015	43

International Registration - Madrid Protocol Only

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	1108677	01/06/2012	43
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design	1172532	02/22/2013	43
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design (2014 Logo)	1275387	09/01/2015	43
Wingstop Restaurants Inc.	THE WING EXPERTS	1267453	08/31/2015	43

Islamic Republic of Iran

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	1108677	01/06/2012	43

Israel

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	1108677	08/05/2013	43

Japan

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	1108677	01/06/2012	43

Kazakhstan

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	1108677	06/21/2013	43

Republic of Korea

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	1108677	12/05/2012	43

Kuwait

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	108399	03/08/2012	43
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design (2014 Logo)	142177	10/19/2016	43
Wingstop Restaurants Inc.	THE WING EXPERTS	142178	10/19/2016	43

Lebanon

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	141129	02/23/2012	43

Malaysia

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	2012005962	03/19/2014	43

Credit Party	Trademark Application	Application Number	Application Date	Class
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design (2014 Logo)	2015065043	09/09/2015	43
Wingstop Restaurants ,Inc.	THE WING EXPERTS	2015065036	09/09/2015	43

Mexico

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	CATER-WING	1337944	12/12/2012	43
Wingstop Restaurants Inc.	THE BONELESS WING EXPERTS	1337946	12/12/2012	43
Wingstop Restaurants Inc.	THE WING EXPERTS	1337945	12/12/2012	43
Wingstop Restaurants Inc.	WING Design	1162343	06/07/2010	43
Wingstop Restaurants Inc.	WING-STOP	865075	12/17/2004	43
Wingstop Restaurants Inc.	WING-STOP & Design	1337949	12/12/2012	43
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design	1120137	09/10/2009	43

Credit Party	Trademark Application	Application Number	Application Date	Class
Wingstop Restaurants Inc.	LOS EXPERTOS EN ALITAS	1449912	01/21/2014	43
Wingstop Restaurants Inc.	WING-STOP LOS EXPERTOS EN ALITAS & Design (in Color)	1589540	03/17/2015	43
Wingstop Restaurants Inc.	VUELA POR ELLAS	1592493	03/25/2015	43

New Zealand

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	956663	04/02/2012	43
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design (2014 Logo)	1275387	03/30/2016	43

Oman

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	1108677	01/06/2012	43
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design	1172532	02/22/2013	43

Panama

Credit Party	Trademark Application	Application Number	Application Date	Class
Wingstop Restaurants Inc.	WINGSTOP	250768-01	06/24/2016	43
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design (2014 Logo)	250767-01	06/24/2016	43

Philippines

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	4-2012-000602	10/11/2012	43
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design (2014 Logo)	1275387	02/11/2016	43
Wingstop Restaurants Inc.	THE WING EXPERTS	1267453	01/07/2016	43

Puerto Rico

Credit Party	Trademark Registration	Application Number	Application Date	Class
Wingstop Restaurants Inc.	WINGSTOP	79161	01/23/2012	43

Qatar

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	73468	09/30/2014	43

Russian Federation

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	1108677	05/06/2013	43
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design	1172532	08/06/2014	43
Wingstop Restaurants Inc.	WINGSTOP (in Cyrillic)	498565	10/25/2013	43
Wingstop Restaurants Inc.	THE WING EXPERTS	1267453	05/02/2017	43

Saudi Arabia

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	143304391	06/05/2014	43
Wingstop Restaurants Inc.	WINGSTOP in Arabic	1439001056	01/08/2018	43
Wingstop Restaurants Inc.	WING-STOP (in Arabic) THE WING EXPERTS & Design (in Color)	1438014936	06/06/2017	43
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design (2014 Logo)	1437002116	03/14/2016	43

Singapore

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	1108677	09/05/2012	43
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design	1172532	07/09/2014	43

South Africa

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	2014/17272	04/29/2016	43

Taiwan

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	CATER-WING	1365437	06/01/2009	43
Wingstop Restaurants Inc.	THE BONELESS WING EXPERTS	1365436	06/01/2009	43
Wingstop Restaurants Inc.	THE WING EXPERTS	1365435	06/01/2009	43
Wingstop Restaurants Inc.	WING-STOP	1365434	06/01/2009	43
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design	1401679	03/16/2010	43

Thailand

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	SM58730	04/10/2012	43

Ukraine

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	1108677	01/09/2013	43

United Arab Emirates

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	170255	05/19/2014	43
Wingstop Restaurants Inc.	WING-STOP THE WING EXPERTS & Design (2014 Logo)	239798	07/28/2016	43
Wingstop Restaurants Inc.	THE WING EXPERTS	239799	07/28/2016	43

Vietnam

Credit Party	Trademark Registration	Registration Number	Registration Date	Class
Wingstop Restaurants Inc.	WINGSTOP	1108677	03/18/2013	43

SCHEDULE 7.9
ERISA PLANS
Health and dental insurance plan administered by United Healthcare
Vision insurance plan administered by United Healthcare
Life insurance carried by The Standard
Long term disability insurance carried by The Standard
Short term disability insurance carried by The Standard
401(k) retirement savings program administered by The Principal
Severance benefits provided under certain employment, separation and severance agreements

SCHEDULE 7.13
LABOR AND COLLECTIVE BARGAINING AGREEMENTS
None.

SCHEDULE 7.17
REAL PROPERTY
Owned Real Property:
None.
Leased Real Property:

Credit Party	Address
Wingstop Restaurants Inc.	1251 Northwest Hwy. Ste. C Garland, TX 75041 Dallas County
Wingstop Restaurants Inc.	1515 S. Buckner Blvd. Ste. 247B Dallas, TX 75217 Dallas County
Wingstop Restaurants Inc.	9208 E. R L Thornton Fwy. Ste. 204 Dallas, TX 75228 Dallas County
Wingstop Restaurants Inc.	2802 N. Shepherd Dr. Ste. 400 Houston, TX 77008 Harris County
Wingstop Restaurants Inc.	908 Audelia Rd. Ste. 600 Richardson, TX 75081 Dallas County
Wingstop Restaurants Inc.	3300 Western Center Blvd. Ste. 114A Fort Worth, TX 76137 Tarrant County
Wingstop Restaurants Inc.	6760 Abrams Rd. Ste. 119 Dallas, TX 75231 Dallas County
Wingstop Restaurants Inc.	237 NE 28th St. Fort Worth, TX 76164 Tarrant County
Wingstop Restaurants Inc.	1801 East Chase Pkwy. Ste. 117 Fort Worth, TX 76120 Tarrant County
Wingstop Restaurants Inc.	900 N. Coit Rd. Ste. 2700 Richardson, TX 75080 Dallas County
Wingstop Restaurants LLC	2777 W. Craig Rd. Ste. 107 North Las Vegas, NV 89032 Clark County
Wingstop Restaurants LLC	400 N. Nellis Blvd. Ste. 120 Las Vegas, NV 89110 Clark County

Wingstop Restaurants LLC	7017 Spring Mountain Rd. Ste. 101 Las Vegas, NV 89117 Clark County
Wingstop Restaurants LLC	5045 W. Tropicana Ave. Ste. 110 Las Vegas, NV 89103 Clark County
Wingstop Restaurants Inc.	10749 North Freeway Houston, TX 77037 Harris County
Wingstop Restaurants Inc.	8811 Teel Pkwy. Ste. 140 Frisco, TX 75034 Denton County
Wingstop Restaurants Inc.	2330 Preston Rd. Ste. 200 Frisco, TX 75034 Collin County
Wingstop Restaurants Inc.	1912 E. Belt Line Rd. Carrollton, TX 75006 Carrollton County
Wingstop Restaurants LLC	3910 S. Maryland Pkwy. Las Vegas, NV 89119 Clark County
Wingstop Restaurants Inc.	5501 LBJ Freeway Dallas, TX 75240 Dallas County
Wingstop Restaurants Inc.	1152 N Buckner Blvd. Ste 106 Dallas, TX 75218 Dallas County
Wingstop Restaurants Inc.	7645 S. Custer Road Ste. 420 Mckinney, TX 75070 Collin County
Wingstop Restaurants Inc.	820 E. Cartwright Rd., Suite 130 Mesquite, TX 75149 Dallas County
Wingstop Restaurants Inc.	1012 E. Hwy 80, Suite A Forney, TX 75126 Kaufman County

SCHEDULE 7.23
INACTIVE COMPANIES

Inactive Company	Assets	Obligations	Business Activity
Wingstop Restaurants LLC	Liquor licenses	Quarterly liquor license renewals; obligations under leases	Holder of liquor licenses; lessee under certain leases for 5 stores in Nevada
Wingstop Beverages III, Inc.	Liquor licenses; cash and deposit accounts; liquor inventory; Certificate of Deposit Taxes, Alcoholic Beverage Commission	Annual tax filings; sales and/or alcohol tax filings	Holder of liquor licenses; sales of alcoholic beverages; purchases of alcoholic beverages
LV Wings, LLC	None	None	Inactive advertising co-op

SCHEDULE 9.1
EXISTING INDEBTEDNESS
None.

SCHEDULE 9.2
EXISTING LIENS
Security interest of Meadow Creek Square S/C, G.P., LLC (“Meadow Creek”) in certain assets of Wingstop Restaurants Inc. located at Store 999, 1251 Northwest Highway, Suite C, Garland, Texas 75041, granted pursuant to that certain Lease Agreement, dated as of January 4, 2006, by and between Wingstop Restaurants Inc. and Meadow Creek, as amended by that certain First Amendment to Lease Agreement, dated as of March 1, 2006, that certain Second Amendment to Lease Agreement, dated as of March 20, 2009, and that certain Third Amendment to Lease Agreement, dated as of September 20, 2012. The approximate value of such assets as of the Closing Date is $291,006.
Security interest of RPI Skillman Abrams S.C., LTD in certain assets of Wingstop Restaurants Inc., located at 6760 Abrams Road, Ste 119, Dallas, Texas 75231, granted pursuant to that certain Shopping Center Lease, dated as of October 23, 2000, by and between R & B Texas Wings Inc. dba Wingstop Restaurants and P.O’B Apollo S/A. L.P., that certain First Amendment of Lease, dated as of February 16, 2006, by and between R&B Texas Wings, Inc. and Heritage Intercontinental Limited Partnership, that certain Assignment, Assumption, and Second Amendment of Lease, dated June 18, 2007, by and among R&B Texas Wings, Inc., Wingstop Restaurants Inc., and Heritage Intercontinental Limited Partnership, that certain Lease Extension Agreement, dated October 20, 2010, by and between Wingstop Restaurants Inc. and Heritage Intercontinental Limited Partnership, and that certain lease extension agreement dated March 9, 2012 by and between Wingstop Restaurants Inc. and Heritage Intercontinental Limited Partnership. The approximate value of such assets as of the Closing Date is $159,547.

SCHEDULE 9.3
EXISTING LOANS, ADVANCES AND INVESTMENTS
None.

SCHEDULE 9.7
TRANSACTIONS WITH AFFILIATES
None.